                              FIRST AMENDED AND RESTATED
                                 OPERATING AGREEMENT


                                          OF


                              NEWPORT ON THE LEVEE, LLC
                         A DELAWARE LIMITED LIABILITY COMPANY



















                                    July 29, 1998

                                  TABLE OF CONTENTS

ARTICLE                                                                                   PAGE
-------                                                                                   ----
   1      Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
   2      Organizational Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
   3      Capital Contributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
   4      Development Loan; Permanent Loan; Development Supervision Agreement;
          Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
   5      Additional Capital Contribution. . . . . . . . . . . . . . . . . . . . . . . .    23
   6      Allocation of Profits and Losses . . . . . . . . . . . . . . . . . . . . . . .    26
   7      Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
   8      Management and Control of the Company. . . . . . . . . . . . . . . . . . . . .    32
   9      Rights, Powers and Approval Rights of the Members. . . . . . . . . . . . . . .    39
   10     Sale, Assignment or Transfer of Membership Interest. . . . . . . . . . . . . .    44
   11     Dissolution Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
   12     Accounting, Records, Reporting by Members. . . . . . . . . . . . . . . . . . .    48
   13     Option to Purchase Membership Interest . . . . . . . . . . . . . . . . . . . .    49
   14     Legacy Purchase Option . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
   15     Dissolution and Winding Up . . . . . . . . . . . . . . . . . . . . . . . . . .    55
   16     Indemnification and Insurance. . . . . . . . . . . . . . . . . . . . . . . . .    57
   17     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    57

EXHIBITS
--------
   A-1    Legal Description of Tract 1
   A-2    Depiction of Tract 1
   A-3    Legal Description of Tract 2
   A-4    Depiction of Tract 2
   A-5    Legal Description of Tract 3
   A-6    Depiction of Tract 3
   A-7    Legal Description of Tract 4
   A-8    Depiction of Tract 4
   B      Assignment of Development Property
   C      Development Plan and Budget
   D      Operating Plan and Budget
   E      Management Agreement
   F      Development Supervision Agreement
   G      Listing Agreement
   H      Capitalized Earnings Price Formula

SCHEDULES
---------
   1      Names, Capital Contributions and Percentage Interests of the Members

                              FIRST AMENDED AND RESTATED
                                 OPERATING AGREEMENT
                                          OF
                              NEWPORT ON THE LEVEE, LLC,
                         A DELAWARE LIMITED LIABILITY COMPANY


     THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF NEWPORT ON THE LEVEE, LLC, a Delaware limited liability company (the "Agreement"), is entered into effective this 29th day of July, 1998, by and between NEWPAR, LTD., a Florida limited partnership ("Newpar"), and EXCEL LEGACY CORPORATION, a Delaware corporation ("Legacy") (hereinafter collectively referred to as the "Members" or individually as the "Member"), and constitutes an amendment to and supersedes in its entirety that certain Operating Agreement of Newport On The Levee, LLC, a Delaware limited liability company, dated May 13, 1998 ("Original Operating Agreement").

                                      ARTICLE 1
                                     DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings set forth below:

     "ACC Deficit Amount" shall have the meaning ascribed to such term in
Section 5.4 hereof.

     "ACC Priority Distribution" shall mean a Distribution equal to twenty-five percent (25%) of the ACC Deficit Amount contributed to the Company by an Electing Contributing Member pursuant to Article 5 hereof.

     "ACC Priority Return" shall mean a twenty percent (20%) per annum compounded rate of return calculated based on the outstanding balance of the ACC Deficit Amount contributed to the Company by an Electing Contributing Member pursuant to Article 5 hereof.

     "Act" shall mean the Delaware Limited Liability Company Act, codified at Title 6, Delaware Code, Sections 18-101, et seq., as the same may be amended from time to time.

     "Additional Capital Contribution" shall mean the total amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company by any Member as such Member's Additional Capital Contribution pursuant to Article 5 hereof.

     "Additional Capital Contribution Percentages" shall mean, in those instances in which more than one (1) Member is obligated to contribute an Additional Capital Contribution to the Company, each Member's proportionate share (expressed as a percentage) of the amount of any such Additional Capital Contribution to the Company. For purposes of this Agreement, the Additional Capital Contribution Percentages of the Members shall be as follows:

          Legacy         69.375%
          Newpar         30.625%

     "Additional Center Capital Improvements" shall mean any capital improvements, enhancements or additions to the Center which: (a) were not included within the Development Plan and Budget submitted to and approved by each Lender under each Development Loan and/or Permanent Loan, as applicable;
(b) are approved by the Unanimous Vote of the Members; (c) do not constitute routine or normal repairs to or maintenance of existing capital improvements; and (d) are not replacements of existing capital improvements.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account at the end of each Fiscal Year of the Company, after giving effect to the following adjustments:

            (a) Credit to such Capital Account any amounts which such Member is deemed obligated to restore in accordance with the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

            (b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, and shall be interpreted consistently therewith.

     "Affiliate" shall mean any Person that, directly or indirectly, controls or is controlled by or is under common control with any other Person.

     "Agreement" or "Operating Agreement" shall mean this Operating Agreement of Newport on the Levee, LLC, as originally executed and as amended from time to time.

     "Articles" shall mean the Articles of Organization for the Company originally filed with the Delaware Secretary of State, as amended from time to time.

     "Assignee" shall mean a Person who has acquired a beneficial interest (including, but not limited to, an Economic Interest), in one or more Membership Interests (or any permitted fractional interest therein), but who is not a Substituted Member.

     "Assignment of Development Property" shall mean that certain Assignment of Development Property, in the form of Exhibit "B" attached hereto and incorporated herein by reference.

     "Budgeted Development Costs" shall mean all Development Costs of the Company which are authorized pursuant to the Development Plan and Budget.

     "Budgeted Pre-Development Expenses" shall mean all Pre-Development Expenses of the Company which are authorized pursuant to the Development Plan and Budget.

     "Cap Rate" shall have the meaning ascribed to such term in Exhibit "H" (Step 3), attached hereto and incorporated herein by reference.

     "Capital Account" shall mean, with respect to any Member, the account maintained for such Member in accordance with the following provisions:

            (a) Each Member's Capital Account shall be increased by such Member's Capital Contribution, such Member's distributive share of Profits, and the amount of any liabilities of the Company that are assumed by such Member or that are secured by any Property distributed to such Member and such Member is considered to have assumed or taken subject to under Section 752 of the Code;

            (b) Each Member's Capital Account shall be decreased by the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to the provisions of this Agreement, such Member's distributive share of Losses, and the amount of any liabilities of such Member that the Company is considered to have assumed or taken subject to pursuant to Section 752 of the Code;

            (c) In the event any Membership Interests in the Company are transferred in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the Assignor, to the extent it relates to the transferred Membership Interest; and

            (d) In all other respects, the Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

     "Capital Contribution" shall mean the total amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company by any Member as such Member's Original Capital Contribution and/or Additional Capital Contribution.

     "Capitalization Date" shall mean the date of the closing of the acquisition or lease of Tract 1 of the Land.

     "Capitalized Earnings Price" shall have the meaning ascribed to such term in Exhibit "H" attached hereto and incorporated herein by reference.

     "Center" shall mean the Land and the Improvements which shall constitute that certain high-end specialty entertainment and retail center and hotel, which shall be known as Newport of the Levee, to be constructed and developed by the Company on the Land, as the same may be enhanced, improved, modified, redeveloped and/or renovated from time to time.

     "Center Completion Date" shall mean, with respect to each Phase of the Center (and to the extent applicable to each such Phase of the Center), the date which corresponds to the last to occur of each of the following events:
(a) the substantial completion of the common areas within the applicable Phase of the Center in accordance with the Development Plan and Budget; (b) the issuance of a certificate of occupancy or similar governmental approval for all common areas within the applicable Phase of the Center; (c) the grand opening of the applicable Phase of the Center to the general public; (d) the full performance by the general contractor(s) of all of its (their) duties and obligations under the construction contracts with regard to the construction and development of the applicable Phase of the Center in accordance with the Development Plan and Budget, other than those items set forth on a Punch-List prepared by the Development Supervisor and delivered by the Company to the general contractor(s); (e) the determination by the Managers of the existence of adequate security for the performance and satisfaction by the general contractor(s) of all tasks set forth on the Punch-List obligations to be performed by the general contractor(s) pursuant to the construction contract(s), which security may be in the form of performance and completion bonds previously posted by the general contractor(s), holdback and/or other security provided or pledged by such general contractor(s); (f) ninety percent (90%) of all leasable square footage of the applicable Phase of the Center is occupied by the tenants pursuant to lease agreements which have been approved by the Majority Interest of the Members, and such tenants have opened the leased premises to the general public for business; and (g) the issuance of a "Final CO" with respect to the Center. The phrase "Final CO" with respect to the applicable Phase of the Center shall mean the last to occur of the following: (A) the date that the Company has obtained a certificate of occupancy or similar governmental approval for the shell of the last "anchor" or "major" tenant of the applicable Phase of the Center, provided, if the Company is required to construct interior tenant finish-out improvements in such anchor or major space, the date of issuance of a certificate of occupancy or similar governmental approval for such improvements; (B) the date that the Company has obtained a final certificate of occupancy or similar governmental approval for the shell of one hundred percent (100%) of the in-line space in the applicable Phase of the Center; provided, if the Company is required to construct interior tenant finish-out improvements in such in-line space, the date of issuance of the certificate of occupancy or similar governmental approval for such improvements; and (C) the issuance of a final certificate of occupancy or similar governmental approval for the hotel only with respect to Phase 3 of the Center.

     "Center Manager" shall mean the Person designated pursuant to the Management Agreement to manage the Center on behalf of the Company.

     "Center Value" shall have the meaning ascribed to such term in Section
13.2 hereof.

     "Certificate" shall have the meaning ascribed to such term in Subsection 9.5.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenue laws.

     "Company" shall mean Newport on the Levee, LLC, a Delaware limited liability company.

     "Company Minimum Gain" shall have the meaning given such term in Section 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

     "Contributing Members" shall have the meaning ascribed to such term in
Section 5.4 hereof.

     "Defaulting Member" shall have the meaning ascribed to such term in
Section 13.5 hereof.

     "Depreciation" shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

     "Development Agreement" shall mean that certain Amended and Restated Newport Center Development Agreement, dated July 13, 1998, by and between The City of Newport, Kentucky, a municipal corporation of the second class, and Newport on the Levee, LLC, a Delaware limited liability company.

     "Development Approvals" shall mean any and all land use and development entitlements, permits and authorizations relating to the Center.

     "Development Costs" shall mean, with respect to the construction and development of each Phase of the Center, any and all costs, fees and expenses incurred by the Company during the Development Stage arising out of and in connection with the construction and development of the Center which do not constitute Additional Center Capital Improvements. The term "Development Costs" shall also include any and all Operating Losses of the Company incurred during the Development Stage.

     "Development Fee" shall have the meaning ascribed to such term in Subsection 8.13.2 hereof.

     "Development Loan" shall have the meaning ascribed to such term in
Section 4.1 hereof.

     "Development Plan and Budget" shall have the meaning ascribed to such term in Section 8.8 hereof. Following the approval by the Majority Interest of the Members of any Revised Development Plan and Budget, with respect to the applicable time period in question, all references in this Agreement to the Development Plan and Budget shall mean the Revised Development Plan and Budget.

     "Development Property" shall mean: (a) any and all land use and development entitlements, permits and authorizations, whether approved or in process, relating to the Center, including, without limitation, the Development Approvals; (b) utility hook-up rights, utility deposits and prepayments, water allocations, water rights, sewer capacity, density allocations and other similar rights or approvals regarding the Center; (c) all plans and specifications regarding the Center, whether finalized or in process; (d) all studies and reports regarding the Center, including, without limitation, all soils reports, environmental studies and reports, water studies and reports; all conditions of approval, maps, surveys and other related documents regarding the Center, whether finalized or in process; (e) any and all appraisals or other market studies concerning the Center, whether finalized or in process; (f) any and all documents, agreements, instruments and/or understandings entered into with any local, state or federal governmental agency concerning: (i) the granting or furnishing by one or more of such governmental agencies of any discounts, payments, rebates, refunds, subsidies or other concessions in connection with the construction, development, ownership, operation and/or management of the Center; and/or (ii) the construction and development of any on-site or off-site improvements by one or more of such governmental agencies; (g) all other documents, agreements, instruments and understandings with regard to the Center, together with all other tangible and intangible Personal Property relating to the Center including, without limitation, intellectual property; and (h) all other information regarding the Center in the possession or control of Newpar, whether finalized or in process.

     "Development Stage" shall mean, with respect to the construction and development of each Phase of the Center, the period of time commencing on the date of commencement of construction of the applicable Phase of the Center and terminating on the Center Completion Date with respect to such Phase.

     "Development Supervision Agreement" shall mean the Development Supervision Agreement to be entered into by and between the Company and S&A pursuant to Section 4.2 hereof, in the form of Exhibit "F" attached hereto and incorporated herein by reference.

     "Development Supervisor" shall mean the Person designated in the Development Supervision Agreement to perform the duties of the Development Supervisor as contemplated in the Development Supervision Agreement.

     "Dissolution Event" shall have the meaning ascribed to such term in
Article 11 hereof.

     "Distribution" shall mean any cash or other property distributed, without consideration, to any or all of the Members with respect to their Membership Interests in the Company including, but not limited to, Distributions of Net Cash, but shall not include the Development Fee, the Management Fee, the Guaranty Fee, the Leasing Commissions or any other payments to the Members, the Managers or their respective Affiliates, for services rendered pursuant to the terms and conditions of this Agreement or otherwise.

     "Economic Interest" shall mean a Member's or Economic Interest Owner's Percentage Interest in the Profits, Losses and Distributions of the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member including, without limitation, the right to vote or participate in management and/or any right to receive information concerning the business and affairs of the Company.

     "Economic Interest Owner" shall mean the owner/holder of an Economic Interest and who is not a Member.

     "Electing Contributing Member" shall have the meaning ascribed to such term in Section 5.4 hereof.

     "Event of Default" shall have the meaning ascribed to such term in
Section 4.3 hereof.

     "Excess Development Costs" shall mean those Development Costs which: (i) are in excess of the aggregate amounts allocated to such Development Costs in the Development Plan and Budget; or (ii) were neither included nor contemplated in the Development Plan and Budget.

     "Excess Pre-Development Expenses" shall mean those Pre-Development Expenses which: (i) are in excess of the aggregate amounts allocated to such Pre-Development Expenses in the Development Plan and Budget; or (ii) were neither included nor contemplated in the Development Plan and Budget.

     "Failure to Purchase" shall have the meaning ascribed to such term in
Section 13.5 hereof.

     "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

     "Force Majeure Event" shall mean the occurrence of one or more of the following events: (a) war, insurrection, strike, lock-out, riot, flood, earthquake, fire, natural disaster, or other Act of God; or (b) moratorium imposed by the City of Newport or the County of Campbell that has the effect of materially delaying Development Supervisor in its efforts to fully perform or otherwise satisfy its duties, responsibilities and obligations under this Agreement and/or the Development Supervision Agreement.

     "Formation Costs" shall mean all costs, fees and expenses (including legal fees) which were: (i) paid or incurred by Legacy, Newpar and/or the Company in connection with the formation of the Company, including, without limitation, all legal fees and expenses incurred in connection with the preparation and execution of this Agreement and all other documents, agreements and instruments to be entered into and executed in connection herewith; and (ii) submitted to, and approved by, the Unanimous Vote of the Members.

     "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managers, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 3.1 hereof shall be as set forth in such section;

            (b) The Gross Asset Values of all Company Property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account, as determined by the Managers as of the following times:
(i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a DE MINIMIS Capital Contribution;
(ii) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company Property as consideration for an interest in the Company; and
(iii) the liquidation of the Company within the meaning of Treasury
Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this subsection shall be made only if the Managers reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

            (c) The Gross Asset Value of any item of Company Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managers; and

            (d) The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of "Profits" and "Losses" or Section 6.2.3 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that an adjustment pursuant to subsection (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

     "Guaranty Fee" shall have the meaning ascribed to such term in Subsection
8.13.4 hereof.

     "Hard Construction Costs" shall have the meaning ascribed to such term in the Development Supervision Agreement.

     "Improvements" means the buildings and related facilities which comprise the Center and all buildings, structures, fixtures and other improvements now or hereafter located on the Land including, without limitation, all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping, improvements, common areas, fencing, signs, lockers, restrooms, showers, roadways, walkways and parking facilities.

     "Initiating Member" shall have the meaning ascribed to such term in Section
13.1 hereof.

     "Initiating Member Purchase Price" shall have the meaning ascribed to such term in Section 13.2 hereof.

     "Insolvency" shall mean either: (a) when the Company, a Manager or a Member, as applicable: (i) has an order for relief entered with respect to it under Chapter 7 or Chapter 11 of the Federal Bankruptcy Law; (ii) makes a general assignment for the benefit of creditors; (iii) files a voluntary petition under the Federal Bankruptcy Laws; (iv) files a petition or answer seeking for the Company or that Mangers or Member, as applicable, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or that Manager or Member, as applicable, in any proceeding of this nature; (vi) seeks, consents to or acquiesces the appointment of a trustee, receiver or liquidator of the Company or that Manager or Member, as applicable, or of all or any substantial part of the Company's or that Manager's or Member's, as applicable, properties; or (b)
(i) ninety (90) days after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, any statute, law or regulation, the proceeding has not been dismissed; or (ii) if, within ninety (90) days after the appointment without the Company's or that Manager's or Member's, as applicable, consent or acquiescence of a trustee, receiver or liquidator of the Company or that Manager or Member, as applicable, or of all or any substantial part of the property or estate of the Company or that Manger or Member, as applicable, the appointment is not vacated or stayed or within ninety (90) days after the expiration of any such stay, the appointment if not vacated.

     "Land" shall initially mean Tract 1. In the event the Company elects (pursuant to the vote or written consent of a Majority Interest of the Members), to purchase or lease Tract 2, Tract 3 and/or Tract 4, following the purchase or lease of Tract 2, Tract 3 and/or Tract 4 by the Company, the meaning of the term "Land" shall include Tract 1, Tract 2, Tract 3 and Tract 4, as applicable.

     "Leasehold Stabilization" shall mean the date which corresponds to twenty-four (24) months following the Center Completion Date of Phase 3 of the Center; provided, however, in the event the Company elects not to construct and develop Phase 3 of the Center, Leasehold Stabilization shall mean the date which corresponds to twenty-four (24) months following the Center Completion Date of Phase 2 of the Center.

     "Leasing Commissions" shall have the meaning ascribed to such term in
Section 8.13.3 hereof.

     "Legacy Affiliate" shall mean Excel Realty Trust, Inc., a Maryland corporation, ERT Development Corporation, a Delaware corporation, or any other Affiliate of Legacy now or in the future.

     "Legacy Loan" shall have the meaning ascribed to such term in Section 5.1.1 hereof.

     "Legacy Purchase Option" shall have the meaning ascribed to such term in
Section 14.1 hereof.

     "Lender" shall mean the applicable lender under any Development Loan or Permanent Loan.

     "Listing Agreement" shall mean that certain Listing Agreement to be entered into by and between the Company and S & A, in the form of Exhibit "G" attached hereto and incorporated herein by reference.

     "Liquidated Damages" shall have the meaning ascribed to such term in
Section 13.5 hereof.

     "Majority Interest of the Members" shall mean the vote or written consent of Legacy.

     "Manager" or "Managers" shall mean the manager or managers appointed by the Members to manage the affairs and operations of the Company, in accordance with the terms and conditions of this Agreement. The initial Managers of the Company shall be Richard B. Muir, S. Eric Ottesen, Kelly D. Burt, Barry Rosenberg and Yaromir Steiner.

     "Management Agreement" shall mean that certain Management Agreement to be entered into by and between the Company and SMI, in the form of Exhibit "E" attached hereto and incorporated herein by reference.

     "Management Fee" shall have the meaning ascribed to such term in Section
8.13.1 hereof.

     "Members" shall mean those Persons: (a) whose names appear on the signatory pages to this Agreement and those Persons who are subsequently admitted as Substituted Members in accordance with the terms and conditions of this Agreement; and (b) who have not subsequently died, resigned, withdrawn, been removed, become Insolvent, or if other than an individual, dissolved. "Member" shall refer to any one of the Members unless the context otherwise requires.

     "Member Non-Recourse Debt" shall have the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

     "Member Non-Recourse Debt Minimum Gain" means an amount, with respect to each Member Non-Recourse Debt, equal to the Company Minimum Gain that would result if such Member Non-Recourse Debt were treated as a Non-Recourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

     "Member Non-Recourse Deductions" shall have the meaning given such term in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

     "Membership Interest" shall mean a Member's entire interest in the Company including, but not limited to, the Member's Economic Interest in the Company, the Member's right, if any, to vote on Company matters and/or participate in the management of the Company, the Member's right to receive information concerning the business and affairs of the Company, and all other rights, privileges, preferences and obligations granted to the Member.

     "Net Cash" shall mean, with respect to any fiscal period, all cash receipts of the Company from any source whatsoever, after deducting payments for Operating Expenses and any amounts set aside for the restoration, increase or creation of Reserves. "Net Cash" shall also include any amounts which the Managers designate (subject to the approval by the Majority Interest of the Members), as no longer necessary for the maintenance of Reserves. "Net Cash" shall also mean the surplus net proceeds (as may be determined by the Managers and subject to the approval by the Majority Interest of the Members), of any Development Loan, any Permanent Loan and/or any other loans obtained by the Company from time to time. "Net Cash" shall also mean the net cash proceeds from all sales or other dispositions (other than in the ordinary course of business) of any Company Property, less any portion thereof used to establish Reserves, all as determined by the Managers and subject to the approval of the Majority Interest of the Members. "Net Cash" shall also include all principal and interest payments with respect to any indebtedness received by the Company in connection with any sales or dispositions (other than in the ordinary course of business) of Company Property.

     "Non-Contributing Member" shall have the meaning ascribed to such term in
Section 5.4 hereof.

     "Non-Contributing Member Deduction" shall have the meaning ascribed to such term in Section 6.1 hereof.

     "Non-Defaulting Member" shall have the meaning ascribed to such term in
Section 13.5 hereof.

     "Non-Recourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

     "Non-Recourse Liability" shall have the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

     "Non-Transferring Member" shall have the meaning ascribed to such term in
Section 10.7 hereof.

     "Notice" shall have the meaning ascribed to such term in Section 10.8 hereof.

     "Operating Expenses" shall mean, with respect to any fiscal period, the amount of cash disbursed or expended by the Company in the ordinary course of operations during such period including, without limitation, all costs, fees and expenses incurred for advertising, marketing, promotion, property management, debt service payments, ground lease payments, real and personal property taxes and assessments, capital improvements or replacements, insurance premiums, taxes, utilities, repairs and maintenance, legal, accounting, bookkeeping, audit, equipment use, telephone expenses, salaries and consulting fees, and direct expenses of Company employees, if any, and agents while engaged in Company matters. Operating Expenses shall include fees paid by the Company to any of the Members, or their Affiliates, permitted by this Agreement, including, without limitation, the Development Fee, the Management Fee, the Guaranty Fee, the Leasing Commissions and the actual cost of goods, materials and administrative services used for or by the Company. Operating Expenses shall also include expenses in connection with preparing and mailing reports furnished to the Members for investor, tax reporting, federal security or other purposes; costs incurred in connection with any litigation in which the Company is involved, as well as the examination, investigation or other proceedings of a regulatory agency with jurisdiction over the Company, including legal and accounting costs, fees and expenses incurred in connection therewith. Notwithstanding the foregoing, the term "Operating Expenses" shall not include any Pre-Development Expenses, Development Costs and/or Additional Center Capital Improvements.

     "Operating Losses" shall mean, with respect to any fiscal period the amount determined by subtracting the Operating Expenses of the Company during such fiscal period from the Operating Revenue of the Company during such fiscal period. The Operating Losses, if any, of the Company shall be determined on a cash flow basis. For purposes of determining the amount of Operating Losses pursuant hereto, there shall be excluded from the definition of Operating Expenses: (a) any expenditures using proceeds from any insurance policy as a result of any claim filed by the Company (exclusive of amounts constituting business interruption and similar insurance); and (b) any expenditures utilizing proceeds from any Development Loan and/or Permanent Loan.

     "Operating Plan and Budget" shall have the meaning ascribed to such term in Section 8.10 hereof. Following the approval by the Majority Interest of the Members of any Revised Operating Plan and Budget, with respect to the applicable time period in question, all references in this Agreement to the Operating Plan and Budget shall mean the Revised Operating Plan and Budget.

     "Operating Revenue" shall mean, with respect to any fiscal period all revenue of the Company derived from operations of the Center, other than:
(a) proceeds from any insurance policy as a result of any claim filed by the Company (exclusive of amounts constituting business interruption and similar insurance); and (b) proceeds from any Development Loan and/or Permanent Loan.

     "Operations Stage" shall mean, with respect to each Phase of the Center, the period commencing on the date of termination of the Development Stage with respect to such Phase of the Center and continuing so long as the Company is the owner of the Center.

     "Option Price" shall have the meaning ascribed to such term in Section 14.4 hereof.

     "Option to Purchase" shall have the meaning ascribed to such term in
Section 13.1 hereof.

     "Original Capital Contribution" shall mean the total amount of cash and the initial Gross Asset Value of any property contributed to the Company by each Member as such Member's Original Capital Contribution pursuant to
Article 3 hereof. The term "Original Capital Contribution" shall also include any Supplemental Capital Contribution to the Company pursuant to
Section 3.2 hereof.

     "Original Operating Agreement" shall have the meaning ascribed to such term in the preamble of this Agreement.

     "Outside Broker" shall have the meaning ascribed to such term in Subsection 8.13.1(a) hereof.

     "Percentage Interest" shall mean the percentage of a Member set forth opposite each Member's name on Schedule "1" attached hereto and incorporated herein by reference, as the same may be modified from time to time pursuant to the terms and conditions of this Agreement.

     "Permanent Loan" shall have the meaning ascribed to such term in Section 4.1(b) hereof.

     "Person" shall mean any individual, partnership, trust, corporation, limited liability company, association or other legal entity.

     "Personal Property" shall mean: (a) any and all items of tangible personal property and fixtures owned or leased by the Company and/or used in conjunction with the Center, including, without limitation, machinery, equipment, furniture, furnishings, moveable walls or partitions, phone systems, computers or trade fixtures, maintenance equipment, office equipment or machines, and all other furniture, fixtures or equipment of every kind or nature located on or used in conjunction with the operation and/or maintenance of the Center, whether on or off-site, together with all warranties and guarantees associated therewith; and (b) all intangible personal property owned or possessed by the Company and used in conjunction with the ownership, operation, leasing, maintenance or management of the Center or the tangible personal property, including, without limitation, all goodwill attributable to the Center, any and all trade names, trademarks and copyrights, guarantees, general intangibles, business records, licenses, permits and approvals with respect to the ownership, operation or maintenance of the Center.

     "Phase" shall mean Phase 1, Phase 2 and/or Phase 3, as applicable.

     "Phase 1" shall mean that portion of the Center to be constructed and developed on the Land in accordance with the terms and conditions of the Development Plan and Budget.

     "Phase 2" shall mean that portion of the Center to be constructed and developed on the Land in accordance with the terms and conditions of the Development Plan and Budget.

     "Phase 3" shall mean that portion of the Center to be constructed and developed on the Land in accordance with the terms and conditions of the Development Plan and Budget.

     "Pre-Development Expenses" shall mean, with respect to each Phase of the Center, all costs, fees and expenses incurred on behalf of the Company during the Pre-Development Stage: (a) arising out of the normal day-to-day operations of the Company; (b) in connection with securing the Development Approvals and the Development Loans; and (c) arising in connection with preparing for the construction and development of the applicable Phase of the Center, including, without limitation, all engineering, architectural, land planning, legal, accounting and other professional costs, fees and expenses incurred in connection with the foregoing. The term "Pre-Development Expenses" shall also include any and all Operating Losses of the Company incurred during the Pre-Development Stage.

     "Pre-Development Stage" shall mean, with respect to each Phase of the Center, the period of time commencing on the date of this Agreement and terminating on the date of commencement of the Development Stage with respect to such Phase.

     "Priority Return" shall mean a twelve percent (12%) per annum compounded rate of return calculated based on the outstanding balance of the amount of any Original Capital Contribution and Additional Capital Contribution contributed by any Member to the Company from time to time. The Priority Return payable to each Member shall be calculated on the basis of a three hundred sixty-five (365) day year. Notwithstanding any provision in this Agreement to the contrary, the Priority Return shall not accrue on any portion of the ACC Deficit Amount contributed by a Member to the Company pursuant to Section 5.4 hereof.

     "Profits and Losses" mean, for each taxable year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(i) of the Code shall be included in taxable income or loss), with the following adjustments:

            (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or shall reduce such taxable loss;

            (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or shall reduce such loss;

            (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

            (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

            (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

            (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

            (g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.2 or Section
6.3 hereof shall not be taken into account in computing Profits or Losses.

     The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.2 and 6.3 hereof shall be determined by applying rules analogous to those set forth in subsections (a) through (g) above.

     "Property" shall mean the Land, the Improvements, the Development Property, the Personal Property, and all other real and personal property, tangible or intangible (including, without limitation, all intellectual property), acquired by the Company from time to time.

     "Punch-Lists" shall have the meaning ascribed to such term in the Development Supervision Agreement.

     "Purchase Notice" shall have the meaning ascribed to such term in Section
13.2 hereof.

     "Purchase Terms" shall have the meaning ascribed to such term in Section
13.2 hereof.

     "Regulatory Allocations" shall have the meaning ascribed to such term in
Section 6.3 hereof.

     "Remaining Members" shall have the meaning ascribed to such term in Article 11 hereof.

     "Reserves" shall mean payments made or amounts allocated during any period to reserves which shall be maintained in amounts deemed sufficient by the Managers, subject to the approval by the Majority Interest of the Members, for Operating Expenses and for the Distributions to be made to the Members pursuant to Section 7.2 and 7.3 hereof.

     "Responding Member" shall have the meaning ascribed to such term in Section
13.1 hereof.

     "Responding Member Purchase Price" shall have the meaning ascribed to such term in Section 13.4 hereof.

     "Revised Development Plan and Budget" shall have the meaning ascribed to such term in Section 8.9 hereof.

     "Revised Operating Plan and Budget" shall have the meaning ascribed to such term in Section 8.11 hereof.

     "Rules" shall have the meaning ascribed to such term in Section 17.12 hereof.

     "S&A" shall mean Steiner & Associates, a Florida corporation.

     "SEC Information" shall have the meaning ascribed to such term in Section
4.2 hereof.

     "Shop Space" shall have the meaning ascribed to such term in Exhibit "H" attached hereto and incorporated herein by reference.

     "Shop Tenant" shall have the meaning ascribed to such term in Exhibit "H" attached hereto and incorporated herein by reference.

     "SMI" shall mean Steiner Management, Inc., a Texas corporation.

     "Substituted Member" shall mean any Person admitted to the Company as a Member pursuant to the provisions of this Agreement.

     "Supplemental Capital Contribution" shall have the meaning ascribed to such term in Section 3.2 hereof.

     "Supplemental Capital Contribution Election" shall have the meaning ascribed to such term in Section 3.2 hereof.

     "Total Construction Costs" shall mean the aggregate amount of any and all Pre-Development Expenses and Development Costs actually paid or to be incurred by the Company arising out of and in connection with the construction and development of the Center to completion, including without limitation: (a) all direct out-of-pocket labor and material construction costs and expenses in connection with the construction and development of the Center; (b) all tenant improvement allowances and/or advances with respect to the construction and installation of the initial tenant improvements of the Center, pursuant to and in accordance with any of the lease agreements entered into by Owner for the Center; (c) fees to any governmental agency; (d) any and all wages, salaries, compensation and other benefits to any person or entity who performs construction management services on behalf of the Company; (e) the cost of any personal property or trade fixtures acquired or leased; (f) leasing commissions to outside non-affiliated third party brokers in connection with the initial leasing of the Center; (g) land acquisition costs and expenses; (h) architectural, design, engineering, legal, consulting and similar costs, fees and expenses; (i) interest points or fees on any indebtedness; (j) the Management Fee to SMI; (k) the Guaranty Fee to Legacy; (l) the Development Fee to S&A; and (m) Leasing Commissions to S & A. Notwithstanding the foregoing, the term "Total Construction Costs" shall not include payments under any ground lease.

     "Total Hard Construction Costs" shall have the meaning ascribed to such term in Section 4.3(I)(F) hereof.

     "Tract 1" shall mean that certain parcel of real property consisting of approximately two (2) acres, which is located in the City of Newport, County of Campbell, State of Kentucky, the legal description of which is set forth on Exhibit "A-1" attached hereto and incorporated herein by reference, and which is depicted on Exhibit "A-2" attached hereto and incorporated herein by reference, together with all right, title and interest in and to Tract 1 and the Improvements thereon, including: (a) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to Tract 1 and/or the Improvements, if any; (b) all water rights applicable to the Tract 1, if any; and (c) all sewer, septic and waste disposal rights and interests applicable or appurtenant to and/or used in connection with the operation of the Improvements.

     "Tract 2" shall mean that certain parcel of real property consisting of approximately eight (8) acres, which is located in the City of Newport, County of Campbell, State of Kentucky, the legal description of which is set forth on Exhibit "A-3" attached hereto and incorporated herein by reference, and which is depicted on Exhibit "A-4" attached hereto and incorporated herein by reference, together with all right, title and interest in and to Tract 2 and the Improvements thereon, including: (a) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to Tract 2 and/or the Improvements, if any; (b) all water rights applicable to the Tract 2, if any; and (c) all sewer, septic and waste disposal rights and interests applicable or appurtenant to and/or used in connection with the operation of the Improvements.

     "Tract 3" shall mean that certain parcel of real property consisting of approximately two (2) acres, which is located in the City of Newport, County of Campbell, State of Kentucky, the legal description of which is set forth on Exhibit "A-5" attached hereto and incorporated herein by reference, and which is depicted on Exhibit "A-6" attached hereto and incorporated herein by reference, together with all right, title and interest in and to Tract 3 and the Improvements thereon, including: (a) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to Tract 3 and/or the Improvements, if any; (b) all water rights applicable to the Tract 3, if any; and (c) all sewer, septic and waste disposal rights and interests applicable or appurtenant to and/or used in connection with the operation of the Improvements.

     "Tract 4" shall mean that certain parcel of real property consisting of approximately two (2) acres, which is located in the City of Newport, County of Campbell, State of Kentucky, the legal description of which is set forth on Exhibit "A-7" attached hereto and incorporated herein by reference, and which is depicted on Exhibit "A-8" attached hereto and incorporated herein by reference, together with all right, title and interest in and to Tract 4 and the Improvements thereon, including: (a) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to Tract 4 and/or the Improvements, if any; (b) all water rights applicable to the Tract 4, if any; and (c) all sewer, septic and waste disposal rights and interests applicable or appurtenant to and/or used in connection with the operation of the Improvements.

     "Tract 1 Acquisition/Lease Costs" shall mean any and all costs, fees and expenses incurred by or on behalf of the Company arising out of or in connection with the acquisition and/or lease of Tract 1; provided, however, in no event shall the Tract 1 Acquisition/Lease Costs include any lease or similar payments with respect to any lease entered into by the Company for Tract 1.

     "Tract 2 Acquisition/Lease Costs" shall mean any and all costs, fees and expenses incurred by or on behalf of the Company arising out of or in connection with the acquisition and/or lease of Tract 2; provided, however, in no event shall the Tract 2 Acquisition/Lease Costs include any lease or similar payments with respect to any lease entered into by the Company for Tract 2.

     "Tract 3 Acquisition/Lease Costs" shall mean any and all costs, fees and expenses incurred by or on behalf of the Company arising out of or in connection with the acquisition and/or lease of Tract 3; provided, however, in no event shall the Tract 3 Acquisition/Lease Costs include any lease or similar payments with respect to any lease entered into by the Company for Tract 3.

     "Tract 4 Acquisition/Lease Costs" shall mean any and all costs, fees and expenses incurred by or on behalf of the Company arising out of or in connection with the acquisition and/or lease of Tract 4; provided, however, in no event shall the Tract 4 Acquisition/Lease Costs include any lease or similar payments with respect to any lease entered into by the Company for Tract 4.

     "Transfer" shall have the meaning ascribed to such term in Section 10.1 hereof.

     "Transferring Member" shall have the meaning ascribed to such term in
Section 10.7 hereof.

     "Treasury Regulations" shall mean the Income Tax Regulations of the United States Department of the Treasury promulgated under the Code, as the same may be amended from time to time.

     "Unanimous Vote of the Members" shall mean the unanimous vote or written consent of all of the Members.

     "Unfinished Percentage" shall have the meaning ascribed to such term in
Section 4.6(F) hereof.

     "Unfinished Project Costs" shall have the meaning ascribed to such term in
Section 4.6(F) hereof.

                                      ARTICLE 2
                                ORGANIZATIONAL MATTERS

     2.1 FORMATION. Pursuant to the Act, the Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Articles with the Delaware Secretary of State and by entering into this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of any such provision, this

Agreement shall, to the extent permitted by the Act, control. The Managers shall execute such further documents and take such further action as shall be appropriate or necessary to comply with the requirements of law for the formation and operation of a limited liability company.

     2.2    NAME.  The name of the Company is Newport on the Levee, LLC.

     2.3 CERTIFICATES. The Managers shall cause any fictitious name certificates and similar filings, and any amendments thereto, to be duly and promptly filed in the applicable public offices whenever necessary to comply with applicable law or when the Managers deem such action to be appropriate or advisable.

     2.4 TERM. The term of this Agreement shall be coterminous with the period of duration of the Company, as specified in the Articles, unless extended or sooner terminated as hereinafter provided.

     2.5    AGENT FOR SERVICE OF PROCESS/OFFICE LOCATION.

            (a) DELAWARE. The Company shall continuously maintain an office and registered agent in the State of Delaware, as required by the Act. The agent for service of process for the Company is CorpAmerica, Inc., or such other person or entity as the Managers may hereafter designate. The address of the principal office of the Company and the principal office for its registered agent in the State of Delaware shall initially be 30 Old Rudnick Lane, Dover, Delaware 19901, or such other place as the Managers may hereinafter designate.

            (b) KENTUCKY. The Company shall continuously maintain an office and registered agent in the State of Kentucky. The initial agent for service of process for the Company in the State of Kentucky is Robert Gray Edmiston, or such other person or entity as the Managers may hereafter designate. The principal office of the Company and the principal office for its registered agent in the State of Kentucky shall initially be 210 Edgewood Road, Fort Mitchell, Kentucky 41011or such other place as the Managers may hereafter designate.

     2.6 COMPANY PURPOSES. The Company has been formed for the following purposes: (a) to purchase or lease the Land; (b) to secure all necessary Development Approvals in connection with the construction and development of the Center; (c) to undertake and complete the Center in accordance with the Development Plan and Budget; (d) to own, operate, manage and maintain the Center in accordance with the Operating Plan and Budget; (e) to hold the Center as a long-term capital investment; (f) to sell, lease, convey, transfer, exchange or otherwise dispose of the Center or portions thereof in accordance with the Operating Plan and Budget; and (g) to undertake all of the foregoing with the intention of deriving a profit therefrom.

                                      ARTICLE 3
                                CAPITAL CONTRIBUTIONS

     3.1 ORIGINAL CAPITAL CONTRIBUTION. The original capital contribution ("Original Capital Contribution") of each of the Members to the Company shall be as follows:

            (a) NEWPAR. The Members acknowledge and agree that Newpar has previously paid, on behalf of the Company, a portion of the Budgeted Pre-Development Expenses of the Company, in the aggregate sum of One Hundred Sixteen Thousand Sixty-Eight Dollars ($116,068.00). Newpar hereby represents and warrants that no portion of the monies utilized by Newpar to pay or satisfy such Budgeted Pre-Development Expenses of the Company pursuant to
Section 3.1(a) hereof were derived from Legacy's Original Capital Contribution pursuant to Section 3.1(b) hereof. Accordingly, as its Original Capital Contribution to the Company, Newpar shall: (i) concurrently with the execution of this Agreement by Newpar, deliver to the Company two (2) counterpart originals of the Assignment of Development Property, duly executed by Newpar, S&A and SMI, together with originals and copies of all items constituting the Development Property in Newpar's, S&A's or SMI's possession or control, free and clear of any and all liens, liabilities and encumbrances; (ii) undertake all actions necessary on behalf of the Company to secure all Development Approvals in connection with the Center; (iii) cause S&A, in S&A's capacity as Development Supervisor, to oversee, supervise and manage the construction and development of the Center on behalf of the Company in accordance with the Development Supervision Agreement; (iv) cause S&A, in S&A's capacity as Development Supervisor, to perform all other duties, obligations and responsibilities of S&A as set forth in the Development Supervision Agreement; (v) cause S & A, in S & A's capacity as Center Manager, to perform all duties, obligations and responsibilities of the Center Manager as set forth in the Management Agreement; (vi) cause SMI, in SMI's capacity as the exclusive listing agent for the Center, to perform all duties, obligations and responsibilities of SMI as set forth in the Listing Agreement.

     Newpar has previously paid or satisfied certain of the Formation Costs of the Company, and such amounts paid or satisfied by Newpar are included in the One Hundred Sixteen Thousand Sixty-Eight Dollar ($116,068.00) amount set forth above. All such Formation Costs previously paid or satisfied by Newpar on behalf of the Company shall be deemed to constitute a portion of Newpar's Original Capital Contribution to the Company as described above. To the extent there are any Formation Costs incurred by Newpar which are unpaid as of the date of this Agreement, or which arise or accrue subsequent to the date of this Agreement, provided such Formation Costs are approved by the Unanimous Vote of the Members, such approved Formation Costs shall be deemed to constitute Pre-Development Expenses of the Company and shall be payable in accordance with the provisions of Section 5.1.1 hereof.

     In consideration for the Original Capital Contribution of Newpar as set forth in this Section 3.1(a), Newpar's Capital Account in the Company shall initially be credited with the sum of One Hundred Sixteen Thousand Sixty-Eight Dollars ($116,068.00). Pursuant to the provisions of Section 3.2 hereof, Newpar shall have the right to increase the amount of Newpar's Original Capital Contribution to the Company.

     For purposes of calculating the amount of the Priority Return payable to Newpar with respect to its Original Capital Contribution pursuant to this
Section 3.1(a), the Priority Return will be deemed to commence to accrue as of the date of the payment by Newpar of the underlying Budgeted Pre-Development Expenses, as evidenced by appropriate documentation furnished by Newpar to the Company.

     In consideration for the contribution by Newpar to the Company as set forth above, and undertaking all other obligations herein set forth, Newpar shall receive the Membership Interest in the Company allocated to Newpar pursuant to this Agreement.

            (b) LEGACY. The Members acknowledge and agree that Legacy has previously paid, on behalf of the Company, a portion of the Budgeted Pre-Development Expenses of the Company, in the aggregate sum of Three Hundred Seventy-Nine Thousand Eight Hundred Seventeen Dollars ($379,817.00). The Members hereby agree that the foregoing amount is hereby deemed to constitute a portion of Legacy's Original Capital Contribution to the Company. Additionally, as its Original Capital Contribution to the Company, Legacy shall: (i) on or before the Capitalization Date, deliver to the Company two (2) counterpart originals of the Assignment of Development Property, duly executed by Legacy, together with originals and copies of all items constituting the Development Property in Legacy's possession or control, free and clear of any and all liens, liabilities and encumbrances;
(ii) on or before the Capitalization Date, contribute to the Company an amount equal to the Tract 1 Acquisition/Lease Costs; and (iii) in the event the Members elect to purchase/lease Tract 2 (pursuant to the vote or written consent of a Majority Interest of the Members), on or before the scheduled closing date for the purchase/lease of Tract 2, contribute to the Company an amount equal to the Tract 2 Acquisition/Lease Costs.

     Legacy has previously paid or satisfied certain of the Formation Costs of the Company, and such amounts paid or satisfied by Legacy are included in the Three Hundred Seventy-Nine Thousand Eight Hundred Seventeen Dollar ($379,817.00) amount set forth above. All such Formation Costs previously paid or satisfied by Legacy on behalf of the Company shall be deemed to constitute a portion of Legacy's Original Capital Contribution to the Company as described above. To the extent there are any Formation Costs incurred by Legacy which are unpaid as of the date of this Agreement, or which arise or accrue subsequent to the date of this Agreement, provided such Formation Costs are approved by the Unanimous Vote of the Members, such approved Formation Costs shall be deemed to constitute Pre-Development
Expenses of the Company and shall be payable in accordance with the provisions of Section 5.1.1 hereof.

     In consideration for the Original Capital Contribution of Legacy, Legacy's Capital Account in the Company shall initially be credited with the sum of Three Hundred Seventy-Nine Thousand Eight Hundred Seventeen Dollars ($379,817.00), together with the aggregate amount of the Tract 1 Acquisition/Lease Costs and the Tract 2 Acquisition/Lease Costs, if applicable, contributed by Legacy to the Company pursuant to this Section 3.1(b).

     For purposes of calculating the amount of the Priority Return payable to Legacy with respect to that portion of its Original Capital Contribution which is attributable to the Budgeted Pre-Development Expenses of the Company paid by Legacy pursuant to this Section 3.1(b), the Priority Return will be deemed to commence to accrue as of: (i) the date of the payment by Legacy of the underlying Budgeted Pre-Development Expenses; or (ii) the date such funds were advanced by Legacy to Newpar or an Affiliate of Newpar for the payment of such underlying Budgeted Pre-Development Expenses by Newpar or an Affiliate of Newpar, as such payments or advances are evidenced by appropriate documentation furnished by Legacy to the Company.

     In consideration for the contribution by Legacy to the Company as set forth above, and undertaking all other obligations herein set forth, Legacy shall receive the Membership Interest in the Company allocated to Legacy pursuant to this Agreement.

     It is the intention of the Members that the Original Capital Contributions of the Members to the Company shall have been deemed to be made in accordance with the provisions of Section 721 of the Code.

     3.2 SUPPLEMENTAL CAPITAL CONTRIBUTION ELECTION. At any time prior to the recordation of the first (1st) Development Loan, Newpar may elect ("Supplemental Capital Contribution Election") to increase the amount of Newpar's Original Capital Contribution to the Company ("Supplemental Capital Contribution"), in accordance with the terms and conditions set forth in this
Section 3.2. In the event Newpar desires to exercise its Supplemental Capital Contribution Election, Newpar shall deliver written notice to the Managers and to Legacy, which written notice shall specify the following: (a) the amount of Newpar's Supplemental Capital Contribution to the Company; and (b) the date upon which Newpar will contribute Newpar's Supplemental Capital Contribution to the Company.

     Following the receipt by the Company of Newpar's Supplemental Capital Contribution pursuant to this Section 3.2, Newpar's Capital Account shall be increased by the amount of such Supplemental Capital Contribution.
Additionally, following the receipt by the Company of Newpar's Supplemental Capital Contribution pursuant to this Section 3.2, all references in this Agreement to Newpar's Original Capital Contribution shall mean the amount set forth in Section 3.1(a) hereof, increased by the amount of Newpar's Supplemental Capital Contribution pursuant to this Section 3.2. The Priority Return shall accrue on any Supplemental Capital Contribution that is contributed to the Company by Newpar pursuant to this Section 3.2. However, notwithstanding any provision in this Agreement to the contrary, in no event shall there be any adjustment (increase or decrease) in the Membership Interest (including the Percentage Interests) held by the Members as a result of Newpar's Supplemental Capital Contribution to the Company.

     3.3 CONDITIONS PRECEDENT/ELECTION NOT TO PROCEED BY LEGACY. The occurrence of each of the following events on or before the Capitalization Date shall be an express condition precedent to the obligation of Legacy to contribute to the Company all of or any portion of its Original Capital Contribution to the Company pursuant to Section 3.1(b) hereof. Each of the conditions precedent set forth in this Section 3.3 is for the benefit of Legacy and may only be waived by Legacy in its sole and absolute discretion:

          (a) The Company and the City of Newport, Kentucky, shall have entered into and executed an amendment to the Development Agreement with respect to the Center, which amendment to the Development Agreement shall be in form and substance satisfactory to Legacy in its sole and absolute discretion;

          (b) The Company receives written confirmation that the Company will be the beneficiary of sales tax credits/rebates pursuant to H.B. 397 under the Kentucky Tourism Development Act, and credits/rebates will be made available to the Company for the construction and development of certain designated portions of the Center, which sales tax credits/rebates shall be in such amounts, payable in such installments and utilized for such purposes as approved by Legacy in its sole and absolute discretion.

          (c) The Company shall have entered into a letter of intent with an authorized I-MAX theater franchise with respect to a long-term lease agreement for an I-MAX theater to be constructed and developed on the Land, which letter of intent shall be in form and substance satisfactory to Legacy in its sole and absolute discretion.

          (d) The Company shall have entered into a long-term lease agreement for a multi-screen theater (minimum of 22 theaters) to be constructed and developed on the Land, which lease agreement shall be in form and substance satisfactory to Legacy in its sole and absolute discretion.

          (e) The Company shall have entered into amendments to the following documents and agreements, which amendments shall be in form and substance satisfactory to Legacy:

                     (i) That certain Ground Lease, dated April 14, 1998, by and between The City of Newport, Kentucky, a municipal corporation of the second class, and Aquarium Holdings of Northern Kentucky, LLC, a Kentucky limited liability company, as amended.

                     (ii) That certain Construction, Operating and Reciprocal and Easement Agreement, dated April 14, 1998, by and between The City of Newport, Kentucky, a municipal corporation of the second class, Aquarium Holdings of Northern Kentucky, LLC, a Kentucky limited liability company, and The City of Newport, Kentucky Public Properties Corporation, a Kentucky non-profit corporation, as amended.

                     (iii) That certain Option Agreement-Expansion, dated April 14, 1998, by and between The City of Newport, Kentucky, a municipal corporation of the second class, and Aquarium Holdings of Northern Kentucky, LLC, a Kentucky limited liability company, as amended.

          (f) All other conditions precedent to the closing of the purchase or lease of Tract 1 (including, without limitation, those conditions precedent set forth in the Development Agreement), shall be satisfied, which determination shall be made in the sole and absolute discretion of Legacy.

     In the event one or more of the conditions precedent described above are not satisfied or otherwise waived by Legacy on or before the Capitalization Date, Legacy may elect, in its sole and absolute discretion, to not contribute to the Company all or any portion of its Original Capital Contribution pursuant to Section 3.1(b) hereof and to liquidate and dissolve the Company pursuant to
Section 15.1.3 hereof. In such a case, Newpar shall be deemed to have fully released and discharged Legacy from and against any and all claims, liabilities, causes of action, damages, costs, fees and expenses, arising out of or related to Legacy's election to not contribute to the Company all or any portion of its Original Capital Contribution pursuant to Section 3.1(b) hereof and to liquidate and dissolve the Company pursuant to Section 15.1.3 hereof.

     3.4 CAPITAL ACCOUNTS. There shall be established for each Member a single Capital Account, regardless of the class or classes of Membership Interest held or owned by such Member or when or how such Membership Interest was obtained, which Capital Account shall be maintained and adjusted in accordance with the provisions of Article 1 of this Agreement.

     3.5 INTEREST/NO RIGHT TO WITHDRAW CAPITAL. Other than the ACC Priority Return and the Priority Return, no Member shall be entitled to receive interest on such Member's Capital Contribution. Although the Managers may cause the Company to make Distributions to the Members from time to time, no Member shall have the right to demand a return of all or any portion of such Member's Capital Contribution.

                                      ARTICLE 4
                          DEVELOPMENT LOAN; PERMANENT LOAN;
                 DEVELOPMENT SUPERVISION AGREEMENT; EVENT OF DEFAULT

     4.1    DEVELOPMENT LOAN AND PERMANENT LOAN.

                     (a) DEVELOPMENT LOAN. It is the intention of the Members and the Company to secure one or more development loans (collectively, the "Development Loan") which will cover all or substantially all of the anticipated Budgeted Pre-Development Expenses and the Budgeted Development Costs. The Development Loan may take the form of traditional bank construction financing, a "mini-perm" construction/permanent loan(s), or other comparable financing. It will be the joint responsibility of both Legacy and Newpar to secure the Development Loan for the Center and it will be the responsibility of the Development Supervisor to prepare all loan packages and submissions in connection therewith. It is the intention of the Members that the Development Loans will be non-recourse as to any of the Members. Notwithstanding the foregoing, to the extent required by the applicable Lender under any Development
Loan: (a) Legacy shall have the right, but not the obligation (which determination shall be made in the sole and absolute discretion of Legacy), to execute and deliver to the Lender any and all guarantees of the financial obligations of the Company under the applicable Development Loan; (b) Newpar hereby agrees to and shall execute and deliver to the Lender any and all guarantees of the financial obligations of the Company under the applicable Development Loan; and (c) Newpar hereby agrees to and shall execute and deliver, and shall also cause Steiner Caype Interests, Inc., a Florida corporation, and/or Yaromir Steiner to execute and deliver, to the Lender any and all completion guarantees required by Lender in conjunction with the applicable Development Loan. In the event Legacy is required to furnish any guaranty with respect to the financial obligations of the Company under any Development Loan, Legacy shall be entitled to receive the Guaranty Fee set forth in Section 8.13.4 hereof.

            (b) PERMANENT LOAN. Following the Center Completion Date, it is the intention of the Members and the Company to secure one or more permanent loans (collectively the "Permanent Loan") with respect to the Center. It will be the joint responsibility of both Legacy and Newpar to secure the Permanent Loan and it will be the responsibility of Newpar to prepare all loan packages and submissions in connection therewith. It is the intention of the Members that the Permanent Loan will be non-recourse as to any of the Members. Notwithstanding the foregoing, to the extent required by the applicable Lender under any Permanent Loan, Legacy shall have the right, but not the obligation (which determination shall be made in the sole and absolute discretion of Legacy), to execute and deliver to the Lender any and all guarantees of the financial obligations of the Company under the applicable Permanent Loan. In the event Legacy is required to furnish any guaranty with respect to the financial obligations of the Company under any Permanent Loan, Legacy shall be entitled to receive the Guaranty Fee set forth in Section 8.13.4 hereof.

     4.2 DEVELOPMENT SUPERVISION AGREEMENT. The Company, in its capacity as owner of the Land, and S&A, in its capacity as the "Development Supervisor," shall enter into and execute the Development Supervision Agreement. Newpar hereby agrees to cause S&A to: (i) undertake all actions necessary on behalf of the Company to secure all Development Approvals in connection with the construction and development of the Center; (ii) oversee, supervise and manage the construction and development of the Center on behalf of the Company; (iii) oversee all leasing activity for the Center on behalf of the Company; and (iv) perform all other duties and obligations to be performed by the Development Supervisor in accordance with the terms and conditions of the Development Supervision Agreement.

     Newpar hereby acknowledges that Legacy is required to file various reports and other information with the Securities and Exchange Commission and other regulatory agencies. Accordingly, Newpar acknowledges and agrees that the duties and obligations of the Development Supervisor pursuant to the Development Supervision Agreement and Center Manager pursuant to the Management Agreement shall include the obligation to timely provide to Legacy any and all books of account, records, balance sheets, income statements, finance statements, federal and state income tax returns and all other reports and information that may be requested from time to time by Legacy, all of which shall be in form and content satisfactory to Legacy ("SEC Information"). All SEC Information requested by Legacy shall be delivered by Development Supervisor or Center Manager, as applicable, to Legacy on or before the tenth (10th) calendar day of each month during the term of the Development Supervision Agreement or the Management Agreement, as applicable for so long as Development Supervisor or Center Manager, as applicable, remain responsible for providing such SEC Information under the Development Supervision Agreement or the Management Agreement, as applicable.

     4.3 EVENT OF DEFAULT. Newpar hereby acknowledges and agrees that a material part of the consideration for Legacy entering into this Agreement and undertaking the obligations of Legacy hereunder is the covenant and agreement of Newpar to cause S&A to perform its obligations under the Development Supervision Agreement in a timely manner. Newpar further acknowledges and agrees that the failure of Newpar to cause S&A to timely perform each and every one of the obligations of Development Supervisor under the Development Supervision Agreement may or will have a material adverse impact on Legacy and the Company. Accordingly, the occurrence of one or more of the following events shall constitute an event of default by Newpar under this Agreement ("Event of Default"):

            (a) The failure of the Company to secure all of the necessary Development Approvals for Phase 1 of the Center on or before the expiration of six (6) months after the date of this Agreement.

            (b) The failure of the Company to secure all of the necessary Development Approvals for Phase 2 of the Center on or before the expiration of twenty-four (24) months after the date of this Agreement.

            (c) The failure of the Company to enter into lease agreements (which lease agreements have been approved by the Majority Interest of the Members), with respect to at least fifty percent (50%) of the aggregate leasable square footage for the retail space included in Phases 1 and 2 of the Center, on or before the expiration of twenty-four (24) months after the date of this Agreement .

            (d) The failure of the Company to substantially complete the construction and development of Phase 1 of the Center in accordance with the Development Plan and Budget on or before the first to occur of the following:
(i) the expiration of twelve (12) months after the date the Company secures all of the Development Approvals for Phase I of the Center; provided, however, in the event the construction and development of Phase I of the Center is not substantially completed on or before the expiration of such twelve (12) month period as a result of the occurrence of a Force Majeure Event, the time period specified in this Section 4.3(d)(i) shall be extended by the number of days of the Force Majeure Event; or (ii) the expiration of twenty-four (24) months after the date of this Agreement.

            (e) The failure of the Company to substantially complete the construction and development of Phase 2 of the Center in accordance with the Development Plan and Budget on or before the first to occur of the following:
(i) the expiration of twenty-four (24) months after the date the Company secures all of the Development Approvals for Phase 2 of the Center; provided, however, in the event the construction and development of Phase 2 of the Center is not substantially completed on or before the expiration of such twenty-four (24) month period as a result of a Force Majeure Event, the time period specified in this Section 4.3(e)(i) shall be extended by the number of days of the Force Majeure Event.; or (ii) the expiration of thirty-six (36) months after the date the Company leases or acquires Tract 2 of the Land

            (f) The failure of Newpar to timely contribute to the Company the amount of any Excess Pre-Development Expenses within thirty (30) calendar days after the receipt by Newpar of written notice from the Managers specifying the need for additional capital to pay or otherwise satisfy such Excess Pre-Development Expenses pursuant to Section 5.1.2 hereof.

            (g) The occurrence of a "Development Supervisor Event of Default," as such term is defined in the Development Supervisor Agreement, by S & A under the Development Supervision Agreement.

            (h) A material event of default (subject to the expiration of any applicable cure periods), by SMI under the Management Agreement.

            (i) A material event of default (subject to the expiration of any applicable cure periods) by S & A under the Listing Agreement.

            (j) The insolvency or dissolution of Newpar prior to the Center Completion Date.

            (k) The commission of any act of fraud or intentional deceit in connection with the Company or the Center by Newpar, by S&A, SMI, Yaromir Steiner and/or Barry Rosenberg.

            (l) The failure of the Development Supervisor or Center Manager, as applicable, to timely prepare and deliver to Legacy full, complete and accurate SEC Information requested by Legacy on or before the tenth (10th) calendar day of each month during the term of the Development Supervision Agreement or the Management Agreement, as applicable, for so long as Development Supervisor or Center Manager, as applicable, remain responsible for providing such SEC Information under the Development Supervision Agreement or the Management Agreement, as applicable.

     In the event the Company elects to proceed with the construction and development of Phase 3 of the Center, the Members hereby agree to and shall in good faith negotiate and agree upon commercially reasonable time parameters for the Company to secure all of the Development Approvals for Phase 3 of the Center and to complete the construction and development of Phase 3 of the Center, which time parameters shall be incorporated into this Section 4.3.

     The Development Supervision Agreement, the Listing Agreement, and the Management Agreement shall be cross-defaulted with each other and with this Agreement.

            I. Upon the occurrence of an Event of Default (as described in Sections 4.3(a) through (k), inclusive, hereof), the following events will automatically take place:

                     (A) The Persons nominated to serve as Managers by Newpar pursuant to Section 8.2 hereof shall be removed as Managers of the Company pursuant to Section 8.4(e) hereof, and Legacy shall thereafter at all times have the right to appoint successor Manager pursuant to Section 8.7 hereof;

                     (B) The term "Unanimous Vote of the Members" as used in this Agreement shall automatically (and without the need of any action on the part of either Newpar and/or Legacy) be redefined for all purposes in this Agreement as the vote or written consent of Legacy.

                     (C) The Development Supervision Agreement shall automatically terminate and, in connection therewith, S&A shall be removed as the Development Supervisor and S&A shall have no further right to receive any unearned portion of the Development Fee; provided, however, S&A shall be entitled to receive any and all accrued or earned and unpaid portions of the Development Fee payable to S&A pursuant to the Development Supervision Agreement up to and through the date of termination. Thereafter, Legacy shall have the right to appoint itself, any Legacy Affiliate or any other Person as the successor Development

Supervisor, and such Person, including, without limitation, Legacy, or any Legacy Affiliate, shall be entitled to receive any subsequently earned portions of the Development Fee.

                     (D) The Listing Agreement shall automatically terminate and, in connection therewith, S & A shall be removed as the leasing agent and shall have no further right to receive any Leasing Commissions under the Listing Agreement; provided, however, S & A shall be entitled to receive any and all earned and unpaid portions of Leasing Commissions payable to S & A pursuant to the Listing Agreement up to and through the date of termination. Thereafter, Legacy shall have the right to appoint itself, any Legacy Affiliate or any other Person as the successor leasing agent, and such Person, including, without limitation, Legacy or any Legacy Affiliate, shall be entitled to receive any and all Leasing Commissions payable in connection with the leasing of the Center.

                     (E) The Management Agreement shall automatically terminate and, in connection therewith, SMI shall be removed as the manager of the Center under the Management Agreement and SMI shall have no further right to receive any unearned portion of the Management Fee; provided, however, SMI shall be entitled to receive any and all accrued or earned and unpaid portions of the Management Fee payable to S&A pursuant to the Management Agreement up to and through the date of termination. Thereafter, Legacy shall have the right to appoint itself, any Legacy Affiliate or any other Person as the successor manager and such Person, including, without limitation, Legacy or any Legacy Affiliate, shall be entitled to receive any subsequently earned portions of the Management Fee.

                     (F) Subject to the provisions of Section 13.1 hereof, without the necessity of any action on the part of Legacy, Newpar or the Company, the Membership Interest (including the Percentage Interest) in the Company held by Newpar will automatically be decreased by a percentage equal to the unfinished percentage ("Unfinished Percentage") of the construction and development of the Center; provided, however, in no event shall the Membership Interest (and corresponding Percentage Interest) in the Company held by Newpar be decreased lower than fifteen percent (15%) of the total Membership Interest (and corresponding Percentage Interests) in the Company held by all of the Members (including Newpar). In connection therewith, the Membership Interest (and corresponding Percentage Interest) in the Company held by Legacy will automatically be increased by the amount of the Unfinished Percentage.

     The Unfinished Percentage shall be determined as follows:

     Step 1: Subtract the aggregate amount of the Hard Construction Costs paid or payable by the Company for work that has been performed as of the date of the occurrence of the Event of Default in connection with the construction and development of the Center, from the amount of the total Hard Construction Costs set forth in the Development Plan and Budget ("Total Hard Construction Costs"), which remainder shall equal the "Unfinished Project Costs."

     Step 2: Divide the Unfinished Project Costs by the Total Hard Construction Costs, which result shall equal the Unfinished Percentage.

     In connection with the foregoing, the remaining Managers shall modify Schedule "1" to this Agreement to reflect the new allocation of Percentage Interests.

            II.      Upon the occurrence of an Event of Default as described in
Section 4.3(l) hereof, as its sole and exclusive remedy, the following monetary penalties will automatically be imposed upon Newpar (without the requirement of any notice or other action on the part of the Company or Legacy):

                             (a)    In the event the SEC Information is not
delivered to Legacy on or before the fifteenth (15th) day of any calendar month during the term of the Development Supervision

Agreement or the Center Management Agreement, as applicable, a penalty of Ten Thousand Dollars ($10,000.00) shall be imposed against Newpar with respect to each such occurrence; and

                             (b)    For each day after the fifteenth (15th) day
of the month in which the SEC Information is not delivered to Legacy (including, without limitation, the day upon which the SEC Information is actually delivered to Legacy), an additional late penalty of One Thousand Dollars ($1,000.00) per day shall be imposed against Newpar.

            Newpar acknowledges and agrees that it would be extremely difficult or impossible to estimate the damages to be suffered by Legacy in the event Newpar fails to timely deliver to Legacy the SEC Information. Accordingly, Newpar hereby acknowledges and agrees that the late penalties set forth in this
Section 4.3(II) are a reasonable estimate of the damages to be incurred by Legacy as a result of Newpar's failure to timely deliver to Legacy the required SEC Information. The late penalties contemplated in this Section 4.3(II) are due and payable by Newpar to Legacy on the date incurred. In the event Newpar fails to timely pay to Legacy the entire amount of any late penalties imposed pursuant to this Section 4.3(II), all such unpaid amounts shall bear interest at the rate of twelve percent (12%) per annum compounded. Without in any way constituting a limitation on the remedies available to Legacy, in the event Newpar fails to timely pay to Legacy the entire amount of any late penalties imposed pursuant to this Section 4.3(II), together with any interest accrued thereon, upon receipt of written notice from Legacy, the Managers shall cause all Distributions of Net Cash (which would otherwise have been distributed to Newpar in accordance with the terms and conditions set forth in this Agreement), to be paid to Legacy until such time as Legacy shall have received all amounts owing to Legacy pursuant to this Section 4.3(II).

                                      ARTICLE 5
                           ADDITIONAL CAPITAL CONTRIBUTIONS

     5.1 ADDITIONAL CAPITAL CONTRIBUTIONS -- PRE-DEVELOPMENT STAGE. In the event additional funds are required during the Pre-Development Stage to pay or otherwise satisfy the Pre-Development Expenses of the Company, the provisions of this Section 5.1 shall govern.

            5.1.1 BUDGETED PRE-DEVELOPMENT EXPENSES. The Members acknowledge and agree that Newpar has previously paid, on behalf of the Company, a portion of the Budgeted Pre-Development Expenses of the Company, in the aggregate sum of One Hundred Sixteen Thousand Sixty-Eight Dollars ($116,068.00), which amount is being characterized as part of Newpar's Original Capital Contribution to the Company pursuant to Section 3.1(a) hereof. The Members further acknowledge and agree that Legacy has previously paid, on behalf of the Company, a portion of the Budgeted Pre-Development Expenses of the Company, in the aggregate sum of Three Hundred Seventy-Nine Thousand Eight Hundred Seventeen Dollars ($379,817.00), which amount is being characterized as part of Legacy's Original Capital Contribution pursuant to
Section 3.1(b) hereof. Additionally, the Members acknowledge and agree that Legacy has previously paid, on behalf of the Company, an additional portion of the Budgeted Pre-Development Expenses of the Company, in the aggregate sum of Fifty-One Thousand Five Hundred Ninety-Eight Dollars ($51,598.00). For purposes of this Agreement: (i) the sum of Fifty-One Thousand Five Hundred Ninety-Eight Dollars ($51,598.00) shall be deemed to constitute an Additional Capital Contribution of Newpar to the Company pursuant to this Section 5.1.1; and (ii) Legacy shall be deemed to have advanced to Newpar under the Legacy Loan the above-described sum of Fifty-One Thousand Five Hundred Ninety-Eight Dollars ($51,598.00). The date upon which Legacy advanced to Newpar or an Affiliate of Newpar the above-described Fifty-One Thousand Five Hundred Ninety-Eight Dollars ($51,598.00) for the payment of additional Budgeted Pre-Development Expenses of the Company shall be deemed to constitute the date of commencement of accrual for purposes of calculating: (a) the amount of the Priority Return payable to Newpar with respect to the Fifty-One Thousand Five Hundred Ninety-Eight Dollar ($51,598.00) Additional Capital Contribution described above; and (b) the amount of interest payable by Newpar to Legacy with respect to the Fifty-One Thousand Five Hundred Ninety-Eight Dollar ($51,598.00) portion of the Legacy Loan described above.

     During the Pre-Development Stage, the Members shall be obligated to contribute to the Company the amount of additional capital required to pay or otherwise satisfy all remaining Budgeted Pre-Development Expenses of the Company. In this regard, each of the Members shall be obligated to contribute to the Company such Member's proportionate share of the remaining balance of the Budgeted Pre-Development Expenses of the Company and the corresponding amount of additional capital required pursuant to this Section 5.1.1, which proportionate share shall be determined in accordance with the Additional Capital Contribution Percentages of the Members as of the date of the written notice received by the Members from the Managers specifying the need for additional capital.

     In the event Newpar fails to contribute to the Company Newpar's proportionate share of the amount of the additional capital required pursuant to this Section 5.1.1(ii) within thirty (30) calendar days after receipt by Newpar of such notice, Legacy shall have the right, but not the obligation, to advance as a loan to Newpar the amount of Newpar's proportionate share of any additional capital required pursuant to this Section 5.1.1(ii) ("Legacy Loan"). The Legacy Loan shall bear interest at the rate of twelve percent (12%) per annum compounded, and shall be due and payable in full on the first to occur of: (a) an Event of Default; or (b) twelve (12) months from the date of the Legacy Loan; provided, however, in the event Legacy elects not to proceed with the construction and development of the Center pursuant to Section 3.3 hereof and to liquidate and dissolve the Company pursuant to Section 15.1.3 hereof, then the interest rate under the Legacy Loan shall be reduced from twelve percent (12%) per annum compounded to eight percent (8%) per annum compounded, effective as of the date of the commencement of the Legacy Loan and throughout the term thereof. The Legacy Loan shall be evidenced by a promissory note and, in connection therewith, Newpar shall execute and deliver to Legacy a promissory note in the original principal sum of the Legacy Loan. The Legacy Loan shall be guaranteed by Yaromir Steiner and, in connection therewith, Newpar shall cause Yaromir Steiner to execute and deliver to Legacy all documents, agreements and instruments reasonably required by Legacy. The Legacy Loan shall be secured by Newpar's Membership Interest in the Company and, in connection therewith, Newpar shall execute and deliver to Legacy all documents, agreements and instruments reasonably required by Legacy to effectuate such pledge of Membership Interest. All documents, agreements and instruments required by Legacy in connection with the Legacy Loan shall be in form and substance reasonably satisfactory to Legacy. Without in any way constituting a limitation on the rights of Legacy pursuant to the above-described documents, agreements and instruments, until such time as the Legacy Loan has been paid and satisfied in full, Newpar shall be deemed to have fully and irrevocably assigned to Legacy all Distributions of Net Cash which Newpar would otherwise have been entitled to receive pursuant to this Agreement.

            5.1.2 EXCESS PRE-DEVELOPMENT EXPENSES. In the event additional capital is required by the Company during the Pre-Development Stage to pay or otherwise satisfy any Excess Pre-Development Expenses of the Company, then Newpar shall be obligated to contribute to the Company the amount of additional capital necessary to pay or satisfy such Excess Pre-Development Expenses. Newpar shall be obligated to contribute to the Company the amount of such additional capital required pursuant to this Section 5.1.2 within thirty (30) calendar days following the receipt by Newpar of written notice from the Managers specifying the need for the additional capital to pay or otherwise satisfy such Excess Pre-Development Expenses. In the event Newpar fails to contribute to the Company the amount of such Excess Pre-Development Expenses within such thirty (30) calendar day period, in addition to the rights and remedies set forth in Section 4.3(I) hereof, Legacy may elect to characterize such Excess Pre-Development Expenses as an ACC Deficit Amount and contribute then same to the Company pursuant to Section 5.4 hereof and, in such a case, Newpar shall be subject to the Non-Contributing Member Deduction set forth in
Section 6.1 hereof.

     5.2 ADDITIONAL CAPITAL CONTRIBUTIONS -- DEVELOPMENT STAGE. In the event additional funds are required during the Development Stage to carry on the business of the Company pursuant to the Development Plan and Budget, pursuant to the Operating Plan and Budget and/or pursuant to the terms and conditions of this Agreement, the provisions of this Section 5.2 shall govern.

            5.2.1 BUDGETED DEVELOPMENT COSTS. During the Development Stage, the Company shall use the proceeds from the Development Loan to pay or otherwise satisfy all Budgeted Development Costs of the Company. In the event there are insufficient funds from the Development Loan to pay or otherwise satisfy all Budgeted for Development Costs and additional capital is required by the Company to pay or otherwise satisfy such Budgeted Development Costs, the Managers shall: (i) first, negotiate with the Lender for an amendment to the applicable loan documents to secure an increase in the amount of the Development Loan, subject to the approval of the Majority Interest of the Members; (ii) second, seek additional financing from alternate lenders, subject to the approval of the Majority Interest of the Members; and/or (iii) third, give written notice to Legacy, setting forth the Managers' determination of the need for additional capital to pay or otherwise satisfy the remaining Budgeted Development Costs. Within thirty (30) calendar days following receipt by Legacy of such notice, Legacy shall be obligated to contribute to the Company the amount of any additional capital required pursuant to this Section 5.2.1(iii). In the event Legacy fails to contribute to the Company the amount of any additional capital required pursuant to this
Section 5.2.1(iii), as its sole and exclusive remedy, Newpar may elect to characterize such amount as an ACC Deficit Amount and contribute the same to the Company pursuant to Section 5.4 hereof and, in such a case, Legacy shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof. Notwithstanding the foregoing, pursuant to the Development Plan and Budget, it is the intention of the Members that the maximum aggregate amount of Legacy's Original Capital Contribution and Additional Capital Contribution
 shall not exceed an amount equal to thirty percent (30%) of the Total Construction Costs, unless otherwise required by one or more Lenders under the Development Loans.

            5.2.2 EXCESS DEVELOPMENT COSTS. In the event there are any Excess Development Costs, then Newpar shall be obligated to contribute to the Company the amount of additional capital necessary to pay or satisfy such Excess Development Costs. Newpar shall be obligated to contribute to the Company the amount of such additional capital required pursuant to this
Section 5.2.2 within thirty (30) calendar days following the receipt by Newpar of written notice from the Managers specifying the need for the additional capital. In the event Newpar fails to contribute to the Company the amount of additional capital required pursuant to this Section 5.2.2 within such thirty (30) calendar day period, as its sole and exclusive remedy, Legacy may elect to characterize such additional capital as an ACC Deficit Amount and contribute the same to the Company pursuant to Section 5.4 hereof and, in such a case, Newpar shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

            5.2.3 ADDITIONAL CENTER CAPITAL IMPROVEMENTS. In the event any Additional Center Capital Improvements are approved by the Unanimous Vote of the Members, if any additional capital is required by the Company during the Development Stage for the construction, development and/or installation of such Additional Center Capital Improvements, then Legacy shall be obligated to contribute to the Company the amount of the additional capital required pursuant to this Section 5.2.3. Within thirty (30) calendar days following the receipt by Legacy of written notice from Managers specifying the approval of such Additional Center Capital Improvements by the Unanimous Vote of the Members, Legacy shall contribute to the Company the amount of additional capital required pursuant to this Section 5.2.3. In the event Legacy fails to contribute to the Company the amount of additional capital required pursuant to this Section 5.2.3 within such thirty (30) calendar day period, as its sole and exclusive remedy, Newpar may elect to characterize such additional capital as an ACC Deficit Amount and contribute the same to the Company pursuant to Section 5.4 hereof and, in such a case, Legacy shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

     5.3 ADDITIONAL CAPITAL CONTRIBUTIONS--OPERATIONS STAGE. In the event additional capital is required by the Company in order to carry on the business of the Company pursuant to the Operating Plan and Budget and/or pursuant to the terms and conditions of this Agreement, the Managers shall give written notice to the Members, setting forth the Managers' determination of the need for additional capital and the amount and purpose of the additional capital required. Within thirty (30) calendar days following receipt by the Members of such notice, each of the Members shall contribute to the Company such Member's proportionate share of the amount of any additional capital required, which proportionate share shall be determined in accordance with the Additional Capital Contribution Percentages as of the date of such notice. In the event a Member fails to contribute to the Company the amount of the additional capital required pursuant to this Section 5.3.2 within such thirty (30) calendar day period, as its sole and exclusive remedy, the other Member may elect to characterize the Non-Contributing Member's proportionate share of such additional capital as an ACC Deficit Amount and contribute the same to the Company pursuant to Section 5.4 hereof and, in such a case, the Non-Contributing Member shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

     5.4 FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTION. In the event any Member ("Non-Contributing Member") fails to contribute to the Company any Additional Capital Contribution required of such Member pursuant to Sections 5.1.1, 5.1.2, 5.2.1, 5.2.2, 5.2.3, and 5.3 hereof ("ACC Deficit Amount'), the
Managers shall deliver written notice of such failure to the Non-Contributing Member, as well as to the other contributing Member (the "Contributing Member"). During the thirty (30) calendar day period following the receipt of such written notice, as its sole and exclusive remedy, the Contributing Member shall be entitled to elect, by delivering written notice to the Company and the Non-Contributing Member within such thirty (30) calendar day period, to advance to the Company the ACC Deficit Amount. Each Contributing Member who elects to contribute the ACC Deficit Amount to the Company shall be referred to herein as an "Electing Contributing Member." The ACC Deficit Amount shall be deemed to constitute an Additional Capital Contribution by the Electing Contributing Member. As an incentive for the Electing Contributing Member to contribute the ACC Deficit Amount to the Company, the Electing Contributing Member will be entitled to receive the ACC Priority Return and the ACC Priority Distribution with respect to the ACC Deficit Amount in accordance with the terms and conditions set forth in this Agreement. Additionally, in such a case, the Non-Contributing Member shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

     Notwithstanding the foregoing, in the event the Contributing Members do not elect to contribute, or the Contributing Members elect to contribute but thereafter fail to timely contribute, the ACC Deficit Amount to the Company pursuant to this Section 5.4, and the aggregate Additional Capital Contributions actually contributed by the Members are less than the full Additional Capital Contributions required to be contributed by the Members pursuant to Sections 5.1.1, 5.1.2, 5.2.1, 5.2.2, 5.2.3, and 5.3 hereof, the
Managers shall take such actions and steps as the Managers deem reasonably necessary to sustain and continue the operations of the Company consistent with the terms and conditions of the Development Plan and Budget, the Operating Plan and Budget, and this Agreement.

                                   ARTICLE 6
                        ALLOCATION OF PROFITS AND LOSSES

     6.1 PROFITS AND LOSSES. All Profits and Losses of the Company shall be allocated at the end of each Fiscal Year of the Company with respect to such Fiscal Year, among the Members in the following order and priority:

            6.1.1 PROFITS. After giving effect to the special allocations set forth in Sections 6.2 and 6.3 hereof, all Profits of the Company shall be allocated as follows:

                     (a) First, to the Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(a) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to and to the extent of) the aggregate Losses allocated to the Members pursuant to Section 6.1.2(c) hereof for all previous Fiscal Years;

                     (b) Second, to the Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(b) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to and to the extent of) all Losses allocated to the Members pursuant to Section 6.1.2(b) hereof for all previous Fiscal Years;

                     (c) Third, to the Electing Contributing Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(c) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to) the aggregate accrued ACC Priority Return payable to the Electing Contributing Members pursuant to Section 5.4 hereof;

                     (d) Fourth, to the Electing Contributing Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(d) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to) the aggregate accrued ACC Priority Distribution payable to the Electing Contributing Members pursuant to Section 5.4 hereof;

                     (e) Fifth, to the Members, until the aggregate Profits allocated to the Members pursuant to this Section 6.1.1(e) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to) the aggregate accrued Priority Return payable to the Members pursuant hereto;

                     (f) Sixth, to the Members in proportion to the Percentage Interests held by the Members from time to time.

     All Profits to be allocated to the Electing Contributing Members pursuant to Sections 6.1.1(c) and (d) hereof shall be derived and deducted SOLELY from the Profits which would otherwise be allocated (assuming there were no special allocations to be made pursuant to Sections 6.1.1(c) and 6.1.1(d) hereof), to the applicable Non-Contributing Members pursuant to this
Section 6.1 and shall NOT reduce proportionately the total Profits to be allocated to all of the Members (including the applicable Electing Contributing Member(s)) pursuant to this Section 6.1. Notwithstanding the foregoing, upon the dissolution of the Company, if there have been insufficient Profits allocated to the Electing Contributing Members pursuant to Sections 6.1.1(c) and (d) hereof during such Fiscal Year and all prior Fiscal Years (which Profits were to be derived and deducted SOLELY from the Profits which would have otherwise been allocated to the Non-Contributing Members), then a special allocation of Profits equal to such deficit amount shall be made to the Electing Contributing Members, which special allocation shall reduce the total Profits to be allocated to all of the Members pursuant to Section 6.1 hereof ("Non-Contributing Member Deduction").

            6.1.2 LOSSES. After giving effect to the special allocations set forth in Sections 6.2 and 6.3 hereof, all Losses of the Company shall be allocated as follows:

                     (a) First, to the Members, until the aggregate Losses allocated pursuant to this Section 6.1.2(a) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to, to the extent of, and in the reverse order of), all Profits allocated to the Members pursuant to Section 6.1.1(c), (d), (e) and (f) hereof for all previous Fiscal Years;

                     (b) Second, to the Members, in proportion to, and to the extent of, each Member's positive Capital Account balance; and

                     (c) Third, to the Members, in proportion to the Percentage Interests held by the Members from time to time.

     6.2 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order and priority:

            6.2.1 MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, and notwithstanding any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years), in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the prior sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

            6.2.2 MEMBER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Article 6, if there is a net decrease in Member Non-Recourse Debt Minimum Gain attributable to Member Non-Recourse Debt during any Company Fiscal Year, each Member who has a share of the Member Non-Recourse Debt Minimum Gain attributable to such Member Non-Recourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Non-Recourse Debt Minimum Gain attributable to such Member Non-Recourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section
6.2.2 is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

            6.2.3 QUALIFIED INCOME OFFSET. Notwithstanding the provisions of Section 6.1 hereof, if a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) or any other event creates an Adjusted Capital Account Deficit, items of Company gain and income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficient as quickly as possible. Any special allocation of Profits pursuant to this Section 6.2 shall be taken into account in computing subsequent allocations of Profits pursuant to Section 6.1, so that the net amount of any Profits allocated to each Member pursuant to this Article 6 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Section 6.2.3 if such unexpected adjustments, allocations or distributions had not occurred.

            6.2.4 GROSS INCOME ALLOCATION. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (a) the amount such Member is obligated to restore; and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2.4 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 6 have been tentatively made as if this Section 6.2.4 and Section 6.2.3 hereof were not in the Agreement.

            6.2.5 NON-RECOURSE DEDUCTIONS. Any Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their Percentage Interests.

            6.2.6 MEMBER NON-RECOURSE DEDUCTIONS. Any Member Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Non-Recourse Debt to which such Member Non-Recourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

            6.2.7 BASIS REDUCTION. Any reduction in the adjusted tax basis of any Property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss

(if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

     6.3    CURATIVE ALLOCATIONS.  The allocations set forth in Sections
6.2.1 through 6.2.7, inclusive, hereof (the "Regulatory Allocations"), are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Membership income, gain, loss or deduction in whatever manner they determine reasonably appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not a part of this Agreement and all Company items were allocated pursuant to Section 6.1 hereof. In exercising their discretion under this Section 6.3, the Managers shall take into account future Regulatory Allocations under Sections 6.2.1 and 6.2.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.2.5 and 6.2.6.

     6.4    OTHER ALLOCATION RULES.

            (a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article 6 as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company Property are adjusted pursuant to this Operating Agreement.

            (b) The Members are aware of the income tax consequences of the allocations made by this Section 6 and hereby agree to be bound by the provisions of this Article 6 in reporting their shares of Company income and loss for income tax purposes.

            (c) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

            (d) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Member's interests in the Company's Profits are in proportion to their respective Percentage Interests.

            (e) To the extent permitted by Section 1.704-2(h)(3) of the Treasury Regulations, the Managers shall endeavor not to treat distributions of Net Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

     6.5 ALLOCATION UPON ASSIGNMENT OR TRANSFER OF A MEMBERSHIP INTEREST. In the event of the assignment or Transfer of all or any part of the Membership Interest of a Member, the allocable share, with respect to the Membership Interest so assigned, of Profits, Losses and Distributions shall be allocated between the assignor and the assignee to take into account their varying interests in the Company during the year in which the assignment occurred, based upon the number of days during such year that each was the record owner of the Membership Interest on the books of the Company (without regard to actual operating results of the Company); provided, however, that if under Section 706 of the Code and applicable Treasury Regulations other methods of allocations will be recognized for federal income tax purposes, including, without limitation, allocations based upon actual operating results accompanied by a closing of the Company's books as of the date of assignment or the use of a fifteen (15) day monthly convention, such other method may be used in the discretion of the Managers.

     6.6 SECTION 704(c) ALLOCATIONS. Pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.6 are solely for purposes of computing the amount of federal, state and local taxes payable by a Member and in no way shall such allocations be taken into account in computing the amount of the Distributions payable to any Member pursuant to the terms and conditions of this Agreement.

     6.7 ORGANIZATIONAL EXPENSES. The Company shall elect to deduct expenses incurred in connection with organizing the Company ratably over a sixty
(60) month period as provided in Section 709 of the Code.

     6.8 POWER OF MANAGERS TO VARY ALLOCATIONS OF PROFITS AND LOSSES. This Agreement has been drafted in a manner which is intended to comply with the principles of Sections 704, 706 and 752 of the Code. Therefore, if the Company is advised that the allocations provided in this Article 6 are unlikely to be respected for federal income tax purposes, otherwise do not have substantial economic effect and/or otherwise create disparities in the economic results intended by the Members, the Managers are hereby granted the power to amend the allocation provisions of this Agreement, including making any special allocations of Profits or Losses on advice of accountants and legal counsel, to the minimum extent necessary to achieve the foregoing results; provided, however, that no such amendment shall have any materially adverse effect upon any Member.

     6.9 TAXATION AS A COMPANY. No election shall be made by the Company or any Member for the Company to be excluded from the application of any provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

                                      ARTICLE 7
                                    DISTRIBUTIONS

     7.1 GENERALLY. Subject to the approval by the Majority Interest of the Members, the Company shall make periodic Distributions of Net Cash to the Members, subject to the payment of Operating Expenses and to the maintenance of reasonable Reserves for payment of Company obligations, including payment of sums due to any Member. Notwithstanding any provision of this Agreement to the contrary, in the event Legacy advances to Newpar the Legacy Loan pursuant to
Section 5.1.1 hereof, no Distributions of Net Cash shall be made to Newpar until such time as the outstanding balance of principal and accrued interest owing under the Legacy Loan has been paid in full. In connection therewith, all Distributions of Net Cash which otherwise would have been paid to Newpar pursuant to the terms and conditions of this Agreement shall instead be paid to Legacy and all such Distributions of Net Cash which otherwise would have been paid to Newpar pursuant to the terms and conditions of this Agreement and which are instead paid to Legacy shall reduce the outstanding balance of the Legacy Loan.

     7.2 DISTRIBUTIONS OF NET CASH. All Distributions of Net Cash shall be made to the Members as follows:

            7.2.1 First, to the Electing Contributing Members, until the aggregate Distributions of Net Cash pursuant to this Section 7.2.1 for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued ACC Priority Return payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement;

            7.2.2 Second, to the Electing Contributing Members, until the aggregate Distributions of Net Cash pursuant to this Section 7.2.2 for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued ACC Priority Distribution payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement;

            7.2.3 Third, to the Electing Contributing Members, until the aggregate Distributions of Net Cash pursuant to this Section 7.2.3 for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the ACC Deficit Amount previously contributed to the Company by the Electing Contributing Members;

            7.2.4 Fourth, to the Members, until the aggregate Distributions of Net Cash pursuant to this Section 7.2.4 for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued Priority Return payable to the Members pursuant hereto;

            7.2.5 Fifth, to the Members, until the aggregate Distributions of Net Cash pursuant to this Section 7.2.5 during such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the amount of each Member's Original Capital Contribution to the Company and each Member's Additional Capital Contribution to the Company pursuant to the terms and conditions of this Agreement, provided, however, the aggregate amount of Distributions of Net Cash to be paid to any Member pursuant to this Section 7.2.5 shall be reduced, in proportion to, and to the extent of, the aggregate amount of Distributions of Net Cash paid to such Member pursuant to Section 7.2.3 hereof during such Fiscal Year and all prior Fiscal Years;

            7.2.6 Sixth, to the Members, in proportion to the Percentage Interests held by the Members from time to time.

     All Distributions of Net Cash pursuant to Sections 7.2.1 and 7.2.2 hereof shall be accomplished in a manner which is consistent with the method in which Profits were allocated pursuant to the Non-Contributing Member Deduction set forth in Section 6.1.1 hereof.

     7.3 IN-KIND DISTRIBUTIONS. Company Property (other than cash) shall not be distributed in kind to the Members without the approval by the Majority Interest of the Members. If any Company Property is distributed to the Members in kind, any Member entitled to receive any interest in such Property shall receive such interest as a tenant-in-common with such other Member or Members so entitled. The amount of such Distribution shall be the fair market value of such Property as of the date of the Distribution, which fair market value shall be subject to the approval by the Majority Interest of the Members. The Capital Accounts of the Members shall be adjusted to reflect the amount of Profits or Losses that would have been realized by the Company pursuant to the terms of this Agreement had the Company sold the property being distributed for the agreed fair market value immediately prior to such Distribution.

     7.4 RESTRICTION ON DISTRIBUTIONS. Notwithstanding any provisions to the contrary in this Article 7, no Distributions may be made by the Company if, after giving effect to the Distribution: (a) the Company has previously incurred any expenses which have not been paid or satisfied in full and/or the Managers reasonably determine that the Company will incur expenses in the foreseeable future; (b) the Company would not be able to pay its secured and unsecured debt obligations as they become due in the usual course of business; and/or (c) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the Distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the Distribution.

     A Member or Manager who approves a Distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the Distribution that exceeds what could have been distributed without violating this Agreement or the Act, if it is established that the Member or Manager did not act in compliance with this Section 7.4. Any Member or Manager who is so liable shall be entitled to compel contribution from: (a) each other Member or Manager who also is so liable;
and (b) each Member for the amount the Member received with knowledge of facts indicating that the Distribution was made in violation of this Agreement or the Act.

     7.5 RETURN OF DISTRIBUTIONS. Except as required by the Act and except for Distributions made in violation of this Agreement, no Member shall be obligated to return to the Company any Distribution previously made or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

     7.6 SECTION 754 ELECTION. Upon the transfer of a Membership Interest in the Company by a Member, at the request of such transferring Member, and subject to the approval by the Managers, the Company will make the election provided for in Section 754 of the Code, provided such election is approved by the Managers. The expense of making such election, including the additional accounting expenses, shall be borne by the Company. Such election shall be filed with the Company tax information return for the first fiscal year in which the election takes effect.

                                      ARTICLE 8
                        MANAGEMENT AND CONTROL OF THE COMPANY

     8.1 RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF MANAGERS; MEETING OF THE MANAGERS.

            8.1.1 RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF MANAGERS. The management of the Company shall be vested in the Managers. Except as to those matters in which the approval of the Majority Interest of the Members or the Unanimous Vote of the Members is expressly required by this Agreement, and subject to the provisions of the Development Plan and Budget and the Operating Plan and Budget, the Managers shall have all of the rights, powers and authority generally conferred by law or otherwise necessary, advisable or consistent with accomplishing the purposes of the Company.

     Without limiting the foregoing, it shall be the responsibility and duty of the Managers to do the following: (a) carry out the purposes of the Company as set forth in Section 2.6 hereof; (b) carry out and implement all decisions which are authorized by the Majority Interest of the Members pursuant to Section 9.2 hereof and/or by the Unanimous Vote of the Members pursuant to Section 9.3 hereof; and (c) conduct the ordinary and usual business and affairs of the Company.

            8.1.2 MEETINGS OF THE MANAGERS. Meetings of the Managers may be called by any Manager. All meetings shall be held upon four (4) calendar days' notice by mail or twenty-four (24) hours' notice (or upon such shorter notice period if necessary under the circumstances), delivered personally or by telephone, telegraph or facsimile. A notice need not specify the purpose of any meeting. Meetings of the Managers may be held at any place within the State of Ohio or the State of Kentucky (or any other location through use of conference telephone or similar communications equipment) which has been designated in the notice of the meeting or at such place as may be approved by the Managers. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. The participation in such a meeting by the three (3) Managers nominated by Legacy, through use of conference telephone or similar communications equipment, shall constitute a quorum of the Managers for the transaction of business.

     No action of the Managers shall be valid unless: (a) (i) each of the three (3) Managers nominated by Legacy are present, through use of conference or similar communications equipment, during any meeting of the Managers in which the action or matter is proposed to be taken; and (ii) the action or matter in question is authorized by three (3) or more of the Managers present at any such meeting; or (b) the action or matter

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in question is authorized and approved by the written consent of three (3) or more of the Managers of the Company.

     All documents, agreements, and instruments which have been authorized in connection with this Section 8.1 or otherwise pursuant to this Agreement may be executed on behalf of the Company by any one (1) of the Managers.

     8.2 ELECTION OF THE MANAGERS. The Company shall have five (5) Managers. The Managers shall continue to hold office until the occurrence of one or more of the events described in Sections 8.3 through 8.5, inclusive, below, and a successor Manager shall have been duly elected and qualified. The Managers shall be elected by the Majority Interest of the Members. A Manager is not required to be a Member, an individual, and/or a resident of the State of Delaware.

     Notwithstanding any provision in this Agreement to the contrary, the Members hereby agree that, in connection with the appointment of the Managers of the Company, they will vote their Membership Interests in favor of: (a) the three (3) Persons nominated by Legacy; and (b) two (2) Persons nominated by Newpar, to serve as the Managers of the Company.

     8.3 RESIGNATION. A Manager may resign at any time by giving written notice to the other Managers and Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt by the other Managers and the Members, and the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

     8.4 REMOVAL. A Manager may only be removed from the Company for "cause" upon the approval by the Majority Interest of the Members. In no event may a Manager be removed without "cause." Notwithstanding the foregoing, each Manager nominated by Legacy may be removed with or without cause at any time by Legacy and each Manager nominated by Newpar may be removed with or without cause at any time by Newpar. For purposes of this
Section 8.4, "cause" shall be defined as:

            (a) A material breach by a Manager of any obligation of such Manager set forth in this Agreement (other than a material breach constituting gross negligence, fraud or intentional deceit), and the failure of such Manager to cure such breach within fifteen (15) calendar days after receipt of written notice specifying the same; provided, however, if the nature of such breach is such that it cannot reasonably be cured within such fifteen (15) calendar day period, such Manager shall not be deemed to have materially breached this Agreement if such Manager commences to cure the breach during such fifteen (15) calendar day period and cures the same within a reasonable period of time thereafter;

            (b) The performance by a Manager of his/her/its duties and obligations as the Manager of the Company, as set forth in this Agreement, in a grossly negligent manner.

            (c) The commission by the Manager of any act constituting fraud or intentional deceit;

            (d) In the case of any individual serving as a Manager, the conviction of such individual of any felony;

            (e) With respect to the two (2) Managers nominated by Newpar, the occurrence of an Event of Default by Newpar. In such a case, the two (2) Managers nominated by Newpar shall be deemed automatically removed pursuant to this Section 8.4.

     Upon the occurrence of any of the events described in Section 8.4(a) through (e) hereof, inclusive, written notice of the removal of the Manager shall be served on the Manager to be removed and the Members either by certified or registered mail, return receipt requested, or by personal service. Such notice shall set forth the date upon which the removal was to become effective, and on such effective date, the Manager shall cease to be a Manager of the Company.

     8.5 DEATH, DISABILITY, DISSOLUTION OR INSOLVENCY. A Manager shall cease to be a Manager of the Company upon the occurrence of the first to occur of the following events:

            (a) In the case of any individual serving as a Manager, the death or permanent disability of such individual;

            (b)      The dissolution of a Manager; or

            (c)      The Insolvency of a Manager.

     8.6    EFFECT OF CEASING TO BE A MANAGER.  Subject to the provisions of
Section 4.3(I)(A) hereof, in the event a Manager ceases to be a Manager of the Company as a result of the occurrence of one or more of the events described in Sections 8.3 through 8.5, inclusive, of this Agreement, and in the event the Members elect to continue the Company in effect and elect a successor Manager pursuant to Section 8.7 hereof, the following shall take place: (a) in the event the former Manager is a Member of the Company at the time of removal, the former Manager will continue to be a Member of the Company with the same Membership Interest (including the same share of Profits, Losses and Distributions) as the former Manager held prior to the occurrence of such event; and (b) thereafter, the former Manager will have the right to participate in the business and operations of the Company solely in its capacity as a Member, in accordance with the terms and conditions of this Agreement.

     8.7 ELECTION TO CONTINUE THE COMPANY/REPLACEMENT OF THE MANAGER. If a Manager ceases to be a Manager of the Company for any reason and there are no remaining Managers, the Company shall dissolve unless the Members elect to continue the Company in effect and appoint a new Manager in accordance with the provisions of this Section 8.7. If a Manager ceases to be a Manager of the Company for any reason and there are remaining Managers, the Company shall not dissolve and the Members may elect a new Manager in accordance with the provisions of this Section 8.7.

     Notwithstanding any provision in this Agreement to the contrary: (a) the Members hereby agree that they will vote their Membership Interests in favor of a Person nominated by Legacy to fill a vacancy caused by the resignation, death, disability, dissolution, Insolvency or removal of a Manager previously nominated by Legacy and elected as Manager; and (b) except as otherwise provided in Section 4.3(I)(A) hereof, the Members hereby agree that they will vote their Membership Interests in favor of a Person nominated by Newpar to fill a vacancy caused by the resignation, death, disability, dissolution, Insolvency or removal of a Manager previously nominated by Newpar and elected as Manager.

     8.8 DEVELOPMENT PLAN AND BUDGET. The initial development plan and budget for the Center is attached hereto as Exhibit "C" and incorporated herein by reference ("Development Plan and Budget"). The Development Plan and Budget is comprised of a comprehensive plan for the construction and development of the Center during the Pre-Development Stage and the Development Stage and currently includes, or will in the future include, without limitation, the following: (a) all proposed site plans and plot plans for the Center; (b) all proposed architectural plans, landscaping plans, signage plans, exterior elevations, common area plans and other proposed plans and specifications for the Center; (c) all proposed plans and specifications (including working drawings) for the Center; (d) the proposed budget for the construction and development of the Center which shall set forth specific line items (and corresponding amounts) for each of the Budgeted Pre-Development Expenses and the Budgeted Development Costs; (e) all proposed dedications, rights-of-way, easements, licenses and similar rights or privileges to be granted in conjunction with the Center; (f) all proposed off-site improvements required by any governmental agency or as a condition of approval pursuant to any entitlements for the Center; (g) the proposed architect, civil engineer and general contractor for the Center, and the terms and conditions of the professional service contracts to be entered into with such persons or entities; (h) the proposed terms and conditions of any Development Loan for the Center; and (i) such other matters pertaining to the Center as the Managers deem appropriate to be included within the Development Plan and Budget.

     8.9 REVISIONS TO DEVELOPMENT PLAN AND BUDGET. During the Pre-Development Stage and the Development Stage, the Managers shall use commercially reasonable efforts to comply with the terms and conditions of the Development Plan and Budget. If at any time during such period there are changes in conditions, circumstances or otherwise, which cause the Managers to be in a position where the Managers cannot comply with the terms and conditions of the Development Plan and Budget, and/or the Managers determine that it is in the best interests of the Company and the Members to modify or amend the Development Plan and Budget, the Managers shall give written notice to the Members and provide in narrative form an explanation of the changes in condition, circumstances or otherwise. In conjunction with such notice, the Managers shall also submit to the Members, for their review and approval, a revised Development Plan and Budget ("Revised Development Plan and Budget"). Notwithstanding the foregoing, S&A, as Development Supervisor under the Development Supervision Agreement, is responsible for preparing the Revised Development Plan and Budget, including, without limitation, assembling and compiling the information necessary to prepare such Revised Development Plan and Budget. Thereafter, the Managers of the Company shall approve the final form of the Revised Development Plan and Budget and participate in submitting and presenting such Revised Development Plan and Budget to the Members.

     The approval by the Majority Interest of the Members shall be required for the adoption and implementation of the Revised Development Plan and Budget. In the event Members representing the Majority Interest of the Members object to any portion of the Revised Development Plan and Budget, such Members shall, contemporaneously with the delivery of their objections, submit to the Managers counter-proposals as to the matters to which they object. Notwithstanding the foregoing, until such time as the Revised Development Plan and Budget has been finalized by the Managers and approved by the Majority Interest of the Members in accordance with the terms and conditions of this Section 8.9, the Managers shall perform their duties in accordance with the Development Plan and Budget currently then in effect. Following the approval by the Majority Interest of the Members of the Revised Development Plan and Budget, with respect to the period of time in question, all references in this Agreement to the Development Plan and Budget shall mean the Revised Development Plan and Budget.

     8.10 OPERATING PLAN AND BUDGET. The initial operating plan and budget for the Center is attached hereto as Exhibit "D" and incorporated herein by reference ("Operating Plan and Budget"). The Operating Plan and Budget consists of a comprehensive plan for the marketing, management, maintenance and operation of the Center, and currently includes, or will include, without limitation, the following items: (a) the overall operating plan for the Center; (b) proforma lease rates; (c) the proposed operating budget for the Center; (d) the terms and conditions of any proposed permanent financing for the Center; (e) the terms and conditions of any proposed sale of the Center to an unaffiliated third party; and (f) any other matters pertaining to the marketing, operation and business of the Center deemed necessary or appropriate by the Managers to be included within the Operating Plan and Budget.

     8.11 REVISIONS TO OPERATING PLAN AND BUDGET. During the Pre-Development Stage, the Development Stage and the Operations Stage, the Managers shall use commercially reasonable efforts to comply with the terms and conditions of the Operating Plan and Budget. If at any time during such period there are changes in conditions, circumstances or otherwise, which cause the Managers to be in a position where the Managers cannot comply with the terms and conditions of the Operating Plan and Budget, and/or the Mangers determine that it is in the best interests of the Company and the Members to modify or amend the Operating Plan and Budget, the Managers shall give written notice to the Members and provide in narrative form an explanation of the changes in condition, circumstances or otherwise. In conjunction with such notice, the Managers shall also submit to the Members, for their review and approval, a revised Operating Plan and Budget ("Revised Operating Plan and Budget"). Notwithstanding the foregoing, during the Pre-Development Stage and the Development Stage, S&A, as the Development Supervisor under the

Development Supervision Agreement, is responsible for preparing the Revised Operating Plan and Budget, including, without limitation, assembling and compiling the information necessary to prepare such Revised Operating Plan and Budget. Thereafter, the Managers of the Company shall approve the final form of the Revised Operating Plan and Budget and participate in submitting and presenting such Revised Operating Plan and Budget to the Members.

     The approval by the Majority Interest of the Members shall be required for the adoption and implementation of the Revised Operating Plan and Budget. In the event Members representing the Majority Interest of the Members object to any portion of the Revised Operating Plan and Budget, such Members shall, contemporaneously with the delivery of their objections, submit to the Managers counter-proposals as to the matters to which such Members object. Notwithstanding the foregoing, until such time as the Revised Operating Plan and Budget has been finalized by the Managers and approved by the Majority Interest of the Members in accordance with the terms and conditions of this
Section 8.11, the Managers shall perform their duties in accordance with the Operating Plan and Budget currently then in effect. Following the approval by the Majority Interest of the Members of the Revised Operating Plan and Budget, with respect to the period of time in question, all references in this Agreement to the Operating Plan and Budget shall mean the Revised Operating Plan and Budget.

     8.12 EMERGENCIES. Notwithstanding anything contained in this Agreement to the contrary, in the event of any emergency affecting the safety of persons or property, or which is likely to result in a substantial injury, damage or loss to the Company and/or the Members, the Managers are hereby authorized to act in a manner intended to mitigate or prevent threatened damage, injury or loss and, in connection therewith, if deemed prudent by the Managers, the Managers shall be entitled to make expenditures in excess of the limitations set forth in the Development Plan and Budget and/or the Operating Plan and Budget without the necessity of securing the approval by the Majority Interest of the Members prior to such expenditure.

     8.13 COMPENSATION TO THE MEMBERS, MANAGERS AND THEIR AFFILIATES. Neither of the Members nor any of their respective Affiliates shall be entitled to receive any payments or distributions from the Company except as expressly provided in this Section 8.13 or as otherwise expressly provided for in this Agreement.

            8.13.1   MANAGEMENT OF THE CENTER; MANAGEMENT FEE.

                     (a) MANAGEMENT BY SMI. During the time period commencing upon the date of this Agreement and terminating on the date of Leasehold Stabilization, pursuant to the Management Agreement, SMI is hereby designated as the initial Center Manager and, in such capacity, shall manage the Center and shall be entitled to receive the management fee, the marketing fee, the construction supervision fee and all other fees as provided in the Management Agreement, subject to and in accordance with the terms and conditions set forth in the Management Agreement (collectively the "Management Fee"). Notwithstanding the foregoing, during the term of the Management Agreement, Legacy reserves the right to retain full and complete control over all accounting, finance and tax matters relating to the construction, development, ownership and operation of the Center. In the event Legacy exercises its right to retain control over such accounting, finance and tax matters, SMI's management responsibilities pursuant to the Management Agreement shall be deemed modified to exclude such responsibilities, and Legacy shall thereafter perform and discharge all duties and responsibilities with respect to the accounting, finance and tax matters of the Company previously undertaken by SMI pursuant to the Management Agreement. In such event, Legacy shall be entitled to be reimbursed by the Company for all costs, fees and expenses incurred by Legacy in connection with performing all accounting, finance and tax matters relating to the Center and the Company as contemplated herein. Additionally, in such event, the amount of the Management Fee otherwise payable to SMI pursuant to the Management Agreement shall be reduced by the amount of costs, fees and expenses paid to Legacy in connection with the performance of its duties and obligations as contemplated herein.

                     (b)     MANAGEMENT BY LEGACY.   During the time period
commencing on the date of Leasehold Stabilization and continuing thereafter, Legacy, or a Legacy Affiliate, as designated by Legacy, shall manage the Center on behalf of the Company. The amount of the Management Fee to be paid to Legacy or to the Legacy Affiliate, as applicable, as manager of the Center shall be an amount equal to the management fee payable to managers of comparable first-class retail, specialty retail/entertainment and hotel centers.

            8.13.2 DEVELOPMENT OF CENTER; DEVELOPMENT FEE. Pursuant to the Development Supervision Agreement, S&A will initially be designated as the Development Supervisor. In connection therewith, S&A shall be entitled to receive the development fee as provided in the Development Supervision Agreement, subject to and in accordance with the terms and conditions set forth in the Development Supervision Agreement ("Development Fee").

            8.13.3 LEASING COMMISSIONS. Pursuant to the Listing Agreement, S & A will initially be designated as the leasing agent for the Center. In connection with the foregoing, the Company shall pay to S & A leasing commissions as provided in the Listing Agreement, subject to and in accordance with the terms and conditions of the Listing Agreement ("Leasing Commissions").

            8.13.4 GUARANTY FEE. In the event Legacy is required to guaranty any Development Loan or any Permanent Loan, the Company shall pay to Legacy an annual guaranty fee ("Guaranty Fee"), which Guaranty Fee shall be determined and payable in accordance with the provisions of this Section
8.13.4. For each twelve (12) month period or portion thereof in which the applicable Development Loan or Permanent Loan is outstanding and Legacy's guaranty with respect to such Development Loan or Permanent Loan is in effect, the Guaranty Fee shall be an amount equal to one percent (1%) of that portion of the principal balance of such Development Loan or Permanent Loan, as applicable, guaranteed by Legacy. The Guaranty Fee will be paid by the Company to Legacy concurrently with the execution of the guaranty by Legacy and the delivery of the same to the Lender under the applicable Development Loan or Permanent Loan, and at the commencement of each twelve (12) month period thereafter. The Guaranty Fee shall be deemed fully earned at the time of payment. In this regard, in the event the applicable Development Loan or Permanent Loan is prepaid in whole or in part at any time during the twelve
(12) month period following the payment by the Company to Legacy of the applicable Guaranty Fee, the Company shall not be entitled to any rebate or refund of the Guaranty Fee previously paid to Legacy.

            8.13.5 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Managers for certain reasonable costs, fees and expenses incurred by the Managers in connection with the performance of their respective duties and responsibilities as Managers of the Company; provided: (a) such expenditures were authorized or contemplated in the Development Plan and Budget and/or in the Operating Plan and Budget; and (b) the Manager requesting reimbursement provides appropriate documentation to the Company evidencing the payment of such expenditure. In addition to the foregoing, the Members acknowledge and agree that, pursuant to Section 8.13.1(a) hereof, in the event Legacy elects to assume full and complete responsibility for all accounting, finance and tax matters relating to the Company and the Center as contemplated in Section 8.13.1(a) hereof, Legacy shall be entitled to be reimbursed by the Company for any and all costs, fees and expenses arising out of and in connection with Legacy's management of all accounting, finance and tax matters relating to the Center.

            8.13.6 DISTRIBUTIONS. The Members are entitled to receive certain Distributions from the Company as set forth in Articles 7 and 15 of this Agreement.

            8.13.7 NO OTHER FEES OR PAYMENTS. Except as expressly provided for in this Section 8.13 or otherwise expressly provided for in this Agreement, none of the Members, Managers, nor any of their respective Affiliates shall be entitled to receive any payments or distributions from the Company.

     8.14 PERFORMANCE OF DUTIES; LIABILITY OF MANAGERS. The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Managers shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of a Manager shall not have any liability by reason of being or having been a Manager of the Company.

     In performing their duties, the Managers shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of the following persons or groups (unless it has knowledge concerning the matter in question that would cause such reliance to be unwarranted); provided that the Managers act in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

            (a) One or more officers, employees or other agents of the Company whom the Managers reasonably believe to be reliable and competent in the matters presented;

            (b) Any attorney, independent accountant, or other person as to matters which the Managers reasonably believe to be within such person's professional or expert competence; or

            (c) A committee upon which the Managers do not serve, duly designated in accordance with a provision of the Articles or this Agreement, as to matters within the committee's designated authority and which the Managers reasonably believe are within such committee's competence.

     8.15 RIGHT TO RELY ON AUTHORITY OF MANAGERS/ACTS OF MANAGER AS CONCLUSIVE EVIDENCE OF AUTHORITY. All decisions made for and on behalf of the Company by the Managers in the ordinary course of business of the Company, or pursuant to this Agreement, shall be binding upon the Company.
No Person dealing with the Managers shall be required to determine their authority to bind or act on behalf of the Company, nor to determine any facts or circumstances bearing upon the existence of such authority.

     Any note, mortgage, evidence of indebtedness, contract, agreement, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the Managers is not invalidated as to the Company by any lack of authority of the signing person in the absence of actual knowledge on the part of the other Person that the Managers had no authority to execute the same.

     8.16 INSURANCE. The Company shall maintain for the protection of the Company and all of its Members such insurance as the Managers, in their sole discretion, deem necessary for the operations being conducted.

     8.17 COMPANY EXPENSES. Subject to any limitations set forth in this Agreement, and except as otherwise provided in this Agreement, the Company shall pay all expenses of the Company which may include, but are not limited to, the Operating Expenses.

     8.18 DEVOTION OF TIME/COMPETING ACTIVITIES. The Managers are not obligated to devote all of their business time or business efforts to the affairs of the Company. Notwithstanding the foregoing, the Managers are required to devote whatever time, effort and skill is reasonably necessary or appropriate for the efficient management and operation of the Company. The Managers and the Members may engage in or invest in, independently or with others, any business activity of any type or description, and neither the Company nor any other Member or Manager shall have the right in or to such other ventures or activities, or to the income or proceeds derived therefrom. The Managers and the Members shall have the right to hold any investment opportunity or prospective economic advantage for his/her/its own account or direct such opportunity to Persons other than the Company.

     8.19 LIMITED LIABILITY. No Person who is a Manager of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company.

     8.20 MEMBERS/MANAGER. Pursuant to Section 8.2 hereof, Legacy has the sole right to designate and appoint the majority of the Managers of the Company and pursuant to Section 9.2 hereof, the term "Majority Interest of the Members" means the vote or written consent of Legacy. As a result of the foregoing provisions, together with other similar provisions contained in this Agreement, Legacy has a substantial degree of control over the management and operation of the Company. Newpar acknowledges and agrees that many of the matters which will fall within the scope of Legacy's decision making authority may involve Legacy and/or a Legacy Affiliate (example: removal of a Manager), and, as a result, Legacy may have a direct or perceived conflict of interest. Notwithstanding the foregoing, Newpar acknowledges and agrees that a material part of the consideration for Legacy entering into this Agreement is Legacy's control over the management and operations of the Company in accordance with the provisions of this Agreement. Accordingly, Newpar hereby acknowledges and agrees that Legacy shall have the right to exercise all of its rights and privileges as set forth in this Agreement, regardless of whether or not the matters involve Legacy and/or a Legacy Affiliate, and Newpar hereby waives and relinquishes any claims that Newpar may have that Legacy has a fiduciary or similar duty to Newpar or that Legacy has breached any other duties or obligations to Newpar as a result of the exercise by Legacy of any of its rights or privileges as set forth in this Agreement.

                                      ARTICLE 9
                  RIGHTS, POWERS AND APPROVAL RIGHTS OF THE MEMBERS

     9.1 LIMITED LIABILITY. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

     9.2 RESTRICTIONS ON THE POWER AND AUTHORITY OF THE MANAGERS -- APPROVAL BY THE MAJORITY INTEREST OF THE MEMBERS. Except to the extent expressly authorized pursuant to this Agreement, the Development Plan and Budget, and/or the Operating Plan and Budget, the Managers shall have no power or authority, on behalf of the Company, to undertake any of the following without the approval by the Majority Interest of the Members:

            9.2.1 Enter into an agreement with, deal with or otherwise engage in business with, the Members, or any Affiliate of the Members;

            9.2.2 Permit or cause the Company to make a loan to any Member or any Affiliate of any Member;

            9.2.3    Modify or amend the Development Plan and Budget;

            9.2.4    Modify or amend the Operating Plan and Budget;

            9.2.5 Enter into any contracts or agreements not expressly authorized or contemplated in the Development Plan and Budget or the Operating Plan and Budget;

            9.2.6 Except as otherwise expressly provided in Section 8.7 hereof, admit any Person as a Manager to the Company;

            9.2.7 Subject to the terms and conditions of the Management Agreement, modify, amend or terminate the Management Agreement and/or select, appoint, remove and terminate the Center Manager;

            9.2.8 Subject to the terms and conditions of the Management Agreement, establish, change or modify the Management Fee payable pursuant to the Management Agreement;

            9.2.9 Subject to the terms and conditions of the Development Supervision Agreement, modify, amend or terminate the Development Supervision Agreement and/or select, appoint, remove and terminate the Development Supervisor for the Center.

            9.2.10 Subject to the terms and conditions of the Development Supervision Agreement, establish, change or modify the Development Fee payable pursuant to the Development Supervision Agreement;

            9.2.11 Subject to the terms and conditions of the Listing Agreement, modify, amend or terminate the Listing Agreement and/or select, appoint, remove and terminate the leasing agent for the Center.

            9.2.12 Subject to the terms and conditions of the Listing Agreement, establish, change or modify the Leasing Commissions payable pursuant to the Listing Agreement;

            9.2.13 Elect to acquire or lease Tract 2, Tract 3 and/or Tract 4 of the Land and the terms and conditions of such acquisition or lease;

            9.2.14 Elect to construct and develop Phase 2 and/or Phase 3 of the Center and the terms and conditions relating thereto;

            9.2.15 Create, incur, assume, guarantee or cause the Company to be liable for any indebtedness including, without limitation, the Development Loan and the Permanent Loan;

            9.2.16   Mortgage, pledge, hypothecate or encumber any Company
Property;

            9.2.17 Guarantee or otherwise collateralize or secure the obligations of any other Person;

            9.2.18 Refinance, prepay, modify, consolidate or extend any indebtedness of the Company;

            9.2.19 Other than in the case of an emergency as contemplated in Section 8.12 hereof, cause the Company to incur any expenditures other than those expressly authorized within the Development Plan and Budget or within the Operating Plan and Budget. Notwithstanding the foregoing, with respect to each such authorized expenditure, the Managers may exceed the line item amount allocable to any such expenditure as set forth in the Development Plan and Budget or the Operating Plan and Budget, as applicable, without the approval by the Majority Interest of the Members, provided the following conditions are satisfied: (a) such expenditure does not exceed the applicable line item by more than two percent (2%); (b) the Managers have recognized cost savings in other categories of the applicable budget of equal or greater amounts thereby resulting in no net overall increase in the applicable Development Plan and Budget or Operating Plan and Budget; and (c) any such expenditure or cost savings which results in a change in the Development Plan and Budget and/or the Operating Plan and Budget will require the approval by the Majority Interest of the Members pursuant to this Section 9.2;

            9.2.20 Sell, transfer, lease, convey, exchange or otherwise dispose of any item of Property other than upon terms and conditions which are authorized in the Operating Plan and Budget;

            9.2.21 Enter into, amend, modify or terminate any lease agreement with respect to all or any portion of the Center;

            9.2.22 Make any election, if permitted by applicable law, to adjust the basis of Property pursuant to Sections 754, 734(b) and 743(b) of the Code, or comparable provisions of state and local law;

            9.2.23 Determine the amount of any Reserves to be maintained by the Company;

            9.2.24 Determine the amount and the timing of any proposed Distributions of Net Cash by the Company;

            9.2.25 Make any Distributions of Property in kind to any Member and/or determine the fair market value of such Property;

            9.2.26 Bring or defend, pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Company;

            9.2.27   Dissolve and wind up the Company pursuant to Section
15.1.3 hereof;

            9.2.28 Cause the Company to enter into a joint venture or other similar business relationship with any other Person;

            9.2.29 Issue any press releases or other public dissemination of information concerning the Company, the Center and/or the Members; and

            9.2.30 Undertake any other action which requires the approval by the Majority Interest of the Members pursuant to this Agreement and not otherwise set forth above.

     9.3 UNANIMOUS VOTE OF THE MEMBERS. Except to the extent expressly authorized pursuant to this Agreement, the Development Plan and Budget or the Operating Plan and Budget, the Managers shall not have any power or authority, on behalf of the Company, to undertake any of the following actions without the Unanimous Vote of the Members:

            9.3.1 Undertake any action which is expressly prohibited by law or this Agreement;

            9.3.2    Undertake any Additional Center Capital Improvements;

            9.3.3    The Transfer of a Company Interest pursuant to Section
10.1 hereof;

            9.3.4 The admission of any Person as a Member or a Substitute Member of the Company;

            9.3.5 Any increase, decrease or other modification or change the Guaranty Fee payable to Legacy;

            9.3.6 Amend this Agreement except an amendment authorized to be accomplished by the Managers pursuant to Sections 4.3(I)(F) or 6.8 hereof;

            9.3.7    The approval of any Formation Costs of the Company; and

            9.3.8 Undertake any other action which requires the approval by the Unanimous Vote of the Members pursuant to this Agreement and not otherwise set forth above.

     9.4    MEETINGS OF MEMBERS.

            9.4.1 DATE, TIME AND PLACE OF MEETINGS OF MEMBERS; SECRETARY. Meetings of Members may be held at such date, time and place within or without the State of Delaware as the Managers may fix from time to time. No annual or regular meeting of Members is required. At any Members' meeting, the Managers shall preside at the meeting. The Managers shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

            9.4.2 POWER TO CALL MEETINGS. Unless otherwise prescribed by the Act or by the Articles, meetings of the Members may be called by any one of the Managers, or upon written demand of Members holding more than ten percent (10%) of the Percentage Interests, for the purpose of addressing any matters on which the Members may vote.

            9.4.3 NOTICE OF MEETING. Written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with Section
9.4.4 not less than thirty (30) calendar days nor more than sixty (60) calendar days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting. Upon written request to the Managers by any person entitled to call a meeting of Members, the Managers shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than thirty (30) calendar days nor more than sixty (60) calendar days after the receipt of the request, the person entitled to call the meeting may give the notice.

            9.4.4 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE. Notice of any meeting of Members shall be given either personally or by first class mail, facsimile or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. Notice shall be deemed to have been given when received by the Member.

            9.4.5 VALIDITY OF ACTION. The approval by the Majority Interests of the Members of any matter requiring their approval shall be the act of the Members, unless the approval by the Unanimous Vote of the Members is otherwise required by this Agreement or the Act. Unless otherwise expressly provided in this Agreement or required under the Act, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent, may vote or consent upon any such matter and their Percentage Interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Majority Interests of the Members or the Unanimous Vote of the Members, as applicable.

            9.4.6 QUORUM. During the term of this Agreement, the presence in person or by proxy of Legacy shall constitute a quorum at a meeting of the Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by those Members representing a Majority Interest of the Members.

            9.4.7 ADJOURNED MEETING; NOTICE. Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Percentage Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 9.4.6. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than forty-five (45) calendar days from the date set for the original meeting, in which case the Managers shall set a new record date. At any adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

            9.4.8 WAIVER OF NOTICE OR CONSENT. The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

     Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting.
 Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice except as provided in Section 9.4.5.

            9.4.9 ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Managers or the Secretary of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member's proxy holders, may revoke the consent by a writing received by the Managers or Secretary of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

     Unless the consents of all Members entitled to vote have been solicited in writing: (i) notice of any Member approval of an amendment to the Articles or this Agreement, a dissolution of the Company, or a merger of the Company, without a meeting by less than unanimous written consent, shall be given at least ten (10) days before the consummation of the action authorized by such approval; and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

            9.4.10 TELEPHONIC PARTICIPATION BY MEMBER AT MEETINGS. Members may participate in any Members' meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

            9.4.11 PROXIES. Every Member entitled to vote shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Managers or Secretary of the Company. A proxy shall be deemed signed if the Member's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member's attorney-in-fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member or the Member's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless: (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

     9.5    CERTIFICATE OF COMPANY INTEREST.

            9.5.1 CERTIFICATE. A Membership Interest may be represented by a certificate of membership ("Certificate"). The exact contents of a Certificate may be determined by action of the Managers but shall be issued substantially in conformity with the following requirements. The Certificates shall be respectively numbered serially, as they are issued, shall be impressed with the Company seal or a facsimile thereof, if any, and shall be signed by the Managers of the Company. Each Certificate shall state the name of the Company, the fact that the Company is organized under the laws of the State of Delaware as a limited liability company, the name of the person to whom issued, the date of issue, and the Percentage Interests represented thereby. A statement of the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of the Membership Interest, if any, shall be set forth in full or summarized on the face or back of the certificates which the Company shall issue, or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any holder of a Membership Interest upon request without charge. Each Certificate shall be otherwise in such form as may be determined by the Managers.

            9.5.2 CANCELLATION OF CERTIFICATE. All Certificates surrendered to the Company for transfer shall be canceled and no new certificates of membership shall be issued in lieu thereof until the former Certificates for a like number of Membership Interests shall have been surrendered and canceled, except as herein provided with respect to lost, stolen or destroyed Certificates.

            9.5.3 REPLACEMENT OF LOST, STOLEN OR DESTROYED CERTIFICATE. Any Member claiming that his/her/its Certificate is lost, stolen or destroyed may make an affidavit or affirmation of that fact and request a new Certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably required by the Managers, a new certificate may be issued of the same tenor and representing the same Percentage Interest of membership as was represented by the Certificate alleged to be lost, stolen or destroyed.

                                      ARTICLE 10
                 SALE, ASSIGNMENT OR TRANSFER OF MEMBERSHIP INTEREST

     10.1 SALE, ASSIGNMENT OR TRANSFER OF A COMPANY. Except as otherwise provided in this Agreement, and subject to the provisions of Sections 10.7 and 10.8 hereof, no Member shall be entitled to sell, transfer, exchange, convey, assign, encumber or in any way alienate ("Transfer"), all or any part of such Member's Membership Interest in the Company except upon the Unanimous Vote of the Members, which approval may be granted or withheld in the sole and absolute discretion of the Members. Without limiting the foregoing, the sale, transfer, exchange, conveyance, assignment or encumbrance (or the occurrence of any other event which has the effect of the foregoing, ex: admission of additional shareholders, members or partners of a Member), of fifty percent (50%) or more of: (a) the voting stock of a Member (if the Member is a corporation); (b) the Membership Interest of a Member (if the Member is a limited liability company); or (c) the partnership interests of a Member (if the Member is a general or limited partnership), whether in one transaction, or in a series of related or unrelated transactions, shall be deemed to constitute a "Transfer" for purposes of this Section 10.1. Subject to the approval of any such Transfer by the Unanimous Vote of the Members, upon the consummation of any such Transfer, the Membership Interest so transferred shall continue to be subject to the terms and conditions of this Agreement and any further Transfers of all or any portion of the applicable Membership Interest shall be subject to the terms and conditions of this Agreement.

     10.2 EXCEPTIONS. Notwithstanding the terms and conditions of Sections 10.1, 10.7 and 10.8 hereof, a Member may Transfer his/her Membership Interest (or any portion thereof) under one or more of the circumstances described below; provided, however, that such Membership Interest shall remain subject to all of the terms and conditions of this Agreement:

            (a) Each Member may Transfer all or any portion of his/her/its Membership Interest to any other Member or Members;

            (b) Legacy may Transfer its Membership Interest to a Legacy Affiliate, at any time in its sole and absolute discretion. In connection with any such Transfer of Legacy's Membership Interest, the Legacy Affiliate will be required to assume all duties and obligations of Legacy pursuant to this Agreement. Concurrently with any such Transfer, Legacy shall provide to the Company and Newpar reasonable evidence of the designated Legacy Affiliate's financial capacity to perform and fulfill all of Legacy's duties and obligations set forth in this Agreement, which shall be in form and substance reasonably satisfactory to Newpar.

     10.3 FURTHER RESTRICTIONS ON TRANSFERS. In addition to the other restrictions on Transfers contained in this Agreement, no Membership Interest, or any portion thereof, may be transferred unless and until the following conditions have been satisfied, as determined by the Managers:

            10.3.1 Such Transfer will not result in the violation of any applicable federal or state securities laws or regulations;

            10.3.2 Such Transfer will not require registration of any securities under federal or state securities laws or regulations and/or will not require the consent of or a permit from the governing agencies pursuant to any applicable federal or state securities laws or regulations;

            10.3.3 Other than in the case of a Transfer authorized pursuant to Section 10.2(b) hereof, such Transfer will not result in the termination of the Company under the Code; and/or

            10.3.4 Such Transfer will not result in the release of the Member transferring the Membership Interest from any liability that such Member may have to the Company as of the date of such Transfer.

     As a condition to approving any proposed Transfer, the Managers may require that the Transferring Member to furnish the Company with a written opinion of legal counsel, in form and substance reasonably satisfactory to the Managers, that the proposed Transfer will satisfy and not violate the conditions described in this Section 10.3.

     The Transfer by a Member of a Membership Interest shall become effective on the first day of the month following satisfaction of the requirements set forth in Section 10.1 and this Section 10.3, and receipt by the Managers of evidence of such Transfer, in form and substance reasonably satisfactory to the Managers.

     10.4 RIGHTS OF LEGAL REPRESENTATIVES. Subject to the provisions of this Article 10, in the event of the death or permanent disability of a Member, the Member's executor, administrator, guardian, conservator or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member is entitled to exercise under this Agreement. Subject to the provisions of this Article 10, in the event of the dissolution or liquidation of a Member, the powers of that Member may be exercised by its legal representative or successor-in-interest.

     10.5 NO EFFECT TO TRANSFERS IN VIOLATION OF AGREEMENT. Upon any Transfer of a Membership Interest in violation of this Article 10, the Assignee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such Assignee shall only be entitled to become an Economic Interest Owner and thereafter shall only receive the Profits, Losses and Distributions to which the Transferring Member of such Economic Interest would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Managers, a transfer in violation of this Article 10 would cause the termination of the Company under the Code (other than in the case of a Transfer authorized pursuant to Section 10.2(b) hereof), in the sole discretion of the Managers, the Transfer shall be null and void and the Assignee shall not become either a Member or an Economic Interest Owner.

     10.6 REQUIREMENTS FOR SUBSTITUTION OF A NEW MEMBER. No Assignee of the whole or a portion of a Membership Interest shall have the right to become a Substituted Member, in place of his/her/its Transferring Member, unless and until all of the following conditions are satisfied:

            (a) The Assignee has been approved to become a Substituted Member by the Unanimous Vote of the Members. Notwithstanding the foregoing, in the event Legacy Transfers its Membership Interest to a Legacy Affiliate pursuant to Section 10.2(e) hereof, the Members hereby approve such Legacy Affiliate becoming a Substituted Member pursuant to this Section 10.6;

            (b) A duly executed and acknowledged written instrument of Transfer approved by the Managers shall have been filed with the Company setting forth the intention of the Transferring Member that transferee become a Substituted Member in its place;

            (c) The Transferring Member and Assignee shall have executed and acknowledged, and caused such other persons to execute and acknowledge, such other instruments as the Managers may reasonably deem necessary or desirable to effect such substitution, including, without limitation, the written acceptance and adoption by the Assignee of the provisions of the Articles and this Agreement;

            (d) The requirements set forth in Section 10.3 have been satisfied.

     10.7   RIGHT OF FIRST NEGOTIATION.  Notwithstanding the provisions of
Section 10.1 hereof, if any Member ("Transferring Member") desires to Transfer all or any part of his or her Membership Interest (other than pursuant to Section 10.2 hereof), such Member shall notify the other Member ("Non-Transferring Member") in writing of such desire and, for a period of thirty (30) days thereafter, the Transferring Member, and the Non-Transferring Member shall negotiate with respect to the purchase of such Transferring Member's Membership Interest. During such period, the Transferring Member may not solicit a transferee for such Membership Interest.

     10.8 RIGHT OF FIRST REFUSAL. If the period described in Section 10.7 expires without an agreement being reached as to the purchase of the Membership Interest referred to therein, the Transferring Member may solicit transferees. In such event, each time a Transferring Member proposes to Transfer all or any part of his/her/its Membership Interest (or as required by operation of law or other involuntary transfer to do so), other than pursuant to Section 10.2 hereof, such Member shall first offer such Membership Interest to the Non-Transferring Member in accordance with the following provisions:

            (a) The Transferring Member shall deliver a written notice ("Notice") to the Non-Transferring Member stating: (i) the Transferring Member's bona fide intention to Transfer such Membership Interest; (ii) the Membership Interest to be transferred; (iii) the purchase price and terms of payment for which the Transferring Member proposes to Transfer such Membership Interest; and (iv) the name and address of the proposed transferee. The Notice shall include a copy of the executed agreement between the Transferring Member and the proposed transferee.

            (b) The Non-Transferring Member shall have the right, but not the obligation, to elect to purchase the Membership Interest of the Transferring Member upon the price and terms of payment designated in the Notice. If the Notice provides for the payment of non-cash consideration, such Non-Transferring Member may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Managers. Within sixty (60) calendar days after receipt of the Notice, the Non-Transferring Member shall notify the Managers in writing of his/her/its desire to purchase the Membership Interest proposed to be so transferred. The failure of the Non-Transferring Member to submit a notice within the applicable period shall constitute an election on the part of the Non-Transferring Member not to purchase the Membership Interest which may be so transferred. The Non-Transferring Member electing to purchase shall be required to purchase the entire portion of such Membership Interest.

            (c) If the Non-Transferring Member elects to purchase the Membership Interest designated in the Notice, then the closing of such purchase shall occur within ninety (90) calendar days after receipt of such notice. In connection with the closing of such transaction the Transferring Member and the Non-Transferring Member shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

            (d) If the Non-Transferring Member elects not to purchase or defaults in its obligation to purchase all of the Membership Interest designated in the Notice, then the Transferring Member may Transfer the Membership Interest described in the Notice, to the proposed transferee providing such Transfer: (i) is completed within thirty (30) days after the expiration of the Non-Transferring Member's right to purchase such Membership Interest; (ii) is made on terms no less favorable to the Transferring Member than as designated in the Notice; and (iii) complies with Sections 10.1, 10.3, 10.4 and 10.5 hereof, it being acknowledged by the

Members that compliance with Sections 10.7 and 10.8 does not modify any of the Transfer restrictions in Article 10 or otherwise entitle a Member to Transfer his/her/its Membership Interest other than in the manner prescribed by Article 10. If such Membership Interest is not so transferred, the Transferring Member must give notice in accordance with this Section 10.8 prior to any other or subsequent Transfer of such Membership Interest.

     10.9 TRANSFER OF ECONOMIC INTEREST. Notwithstanding the provisions of this Article 10, a Member may Transfer a portion of such Member's Economic Interest in the Company, without the necessity of obtaining the Unanimous Vote of the Members, provided each of the following conditions are satisfied:

            (a) The Transfer will not result in a termination of the Company under the Code;

            (b) The Transfer in question, when combined with all prior Transfers by the Member, will not result in the Member having Transferred more than fifty percent (50%) of the Member's Economic Interests in the Company;

            (c) A duly executed and acknowledged written instrument of Transfer approved by the Managers shall have been filed with the Company; and

            (d) Such Transfer will not result in the release of the Member transferring the Economic Interest from any liability that such Member may have to the Company.

     10.10 LEGEND RESTRICTION. Each Member hereby agrees that a legend to the effect of the following may be placed upon all documents evidencing the Membership Interest to which such Member has subscribed:

            The Membership Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, as amended, nor registered nor qualified under any state securities laws. No assignments, sales, pledges, hypothecations, or other Transfers of the Membership Interests evidenced by this Operating Agreement shall be made at any time whatsoever, except upon the issuance of a favorable opinion of counsel to the Company to the effect that the sale, pledge, hypothecation or other Transfer of such Membership Interests will not be in violation of the Securities Act of 1933, as amended, and/or in violation of any applicable securities laws of the State of Delaware, or under any rules or regulations promulgated pursuant to the foregoing.

                                      ARTICLE 11
                                  DISSOLUTION EVENTS

     The Insolvency, death, dissolution or liquidation of a Member, or the occurrence of any other event which terminates the continued membership of any Member in the Company (collectively a "Dissolution Event"), shall dissolve the Company unless the remaining Members ("Remaining Members"), pursuant to the affirmative vote or written consent of the Remaining Members, elect in writing to continue the business and operations of the Company. In the event the Remaining Members elect to continue the business and operations of the Company in effect, the legal representative of the Member whose conduct or action caused or triggered the Dissolution Event shall automatically become the Assignee of the Economic Interest associated with the former Member's Membership Interest in the Company and, in such capacity, shall be entitled to receive all Profits, Losses and Distributions associated therewith. Additionally, in such a case, the legal representative of the former Member shall have the right to become a Substituted Member upon the satisfaction of the conditions set forth in Section 10.6 hereof.

                                      ARTICLE 12
                      ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     12.1 BOOKS AND RECORDS. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its office in Delaware all of the following:

            12.1.1 A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interests of each Member;

            12.1.2 A current list of the full name and business or residence address of each Manager;

            12.1.3 A copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

            12.1.4 Copies of the Company's federal, state and local income tax or information returns and reports;

            12.1.5 A copy of this Agreement and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

            12.1.6   Copies of the financial statements of the Company;

            12.1.7 The Company's books and records as they relate to the internal affairs of the Company; and

            12.1.8   Copies of minutes of the meetings of the Members.

     12.2   DELIVERY TO MEMBERS AND INSPECTION.

            12.2.1 Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Managers shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained by Sections 12.1.1 through 12.1.4, and a copy of this Agreement.

            12.2.2 Each Member and Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Manager, to: (i) inspect and copy during normal business hours any of the Company records described in Sections 12.1.1 through 12.1.7, inclusive; and (ii) obtain from the Managers, promptly after their becoming available, a copy of the Company's federal, state and local income tax or information returns for each fiscal year.

            12.2.3 Any request, inspection or copying by a Member under this Section 12.2 may be made by that Person or that Person's agent or attorney.

            12.2.4 The Managers shall promptly furnish to a Member a copy of any amendment to the Articles or this Agreement executed by the Managers pursuant to a power of attorney from the Member.

     12.3   ANNUAL STATEMENTS.

            12.3.1 The Managers shall cause an annual report to be sent to each of the Members not later than ninety (90) calendar days after the close of the fiscal year. The report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of the Managers that the financial statements were prepared without audit from the books and records of the Company.

            12.3.2 The Managers shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of each Member's federal and state income tax returns. The Managers shall send or cause to be sent to each Member within ninety (90) calendar days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the Company's federal, state and local income tax or information returns for that year.

     12.4 FINANCIAL AND OTHER INFORMATION. The Managers shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request.

     12.5 FILINGS. The Managers, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Managers, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules and regulations. If the Managers are required by the Act to execute or file any document and thereafter fail, after demand, to do so within a reasonable period of time or refuses to do so, any Member may prepare, execute and file that document with the Delaware Secretary of State.

     12.6 BANK ACCOUNTS. The Managers shall cause to be established appropriate bank accounts in the name of the Company and all financial transactions relevant to the Company shall be handled exclusively through said bank accounts. The bank accounts shall be solely for the operations of the Company and shall require for disbursements the signature of one or more Managers of the Company. Notwithstanding the foregoing, pursuant to the Development Supervision Agreement and the Management Agreement, the Construction Supervisor and the Center Manager will have limited authority to cause disbursements to be made from certain designated bank accounts of the Company, subject and in accordance with the terms and conditions of the Development Supervision Agreement and the Management Agreement respectively.

     12.7 TAX MATTERS FOR THE COMPANY HANDLED BY MANAGERS AND TAX MATTERS PARTNER. The Tax Matters Partner, as defined in Section 6231 of the Code, shall be Legacy. Legacy shall from time to time cause the Company to make such tax elections as it deems to be in the best interests of the Company and the Members. The Tax Matter Partner shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee the Company tax affairs in the overall best interests of the Company. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Member, as the case may be, the Managers may designate another to be the Tax Matters Partner.

                                      ARTICLE 13
                        OPTION TO PURCHASE MEMBERSHIP INTEREST

     13.1 OPTION TO PURCHASE. During the term of this Agreement, any Member ("Initiating Member"), shall have the right and option to purchase the other Member's Membership Interest ("Responding Member"), in the Company, upon the terms and conditions set forth in this Article 13 ("Option to Purchase"). Notwithstanding any provision in this Agreement to the contrary, upon the occurrence of an Event of Default as described in
Section 4.3 hereof, for purposes of this Article 13 only, Legacy shall deliver written notice to Newpar advising Newpar of the occurrence of such Event of Default and Newpar's right to exercise its Option to Purchase pursuant to this Article 13. In connection with the foregoing, Newpar (in the capacity of the Initiating Member), shall have a period of ten (10) calendar days from the date of receipt of such written notice from Legacy to exercise its Option to Purchase as contemplated in this Article 13. In the event Newpar exercises its Option to Purchase within such ten (10) calendar day time period in the manner contemplated in this Article 13, the purchase of Legacy's Membership Interest by Newpar (in the event Newpar is the Initiating Member) or the purchase of Newpar's Membership Interest (in the event Legacy is the Responding Member) shall be accomplished as if the required adjustment to the Membership Interests (and corresponding Percentage Interests) of Legacy and Newpar as contemplated in Section 4.3(I)(F) hereof did not take place. In the event: (a) Newpar fails to exercise its Option to Purchase with in such ten (10) calendar day period; or (b) Newpar exercises its Option to Purchase and thereafter defaults in its obligation to: (i) purchase and acquire the Responding Member's Membership Interest in accordance with the provisions of Section 13.3 hereof; or (ii) sell and assign its Membership Interest to the Responding Member in accordance with the provisions of Section 13.4 hereof, as applicable, the Option to Purchase granted to Newpar pursuant to this Article 13 shall be deemed waived and of no further force and effect, and the adjustment to the Membership Interests (and corresponding Percentage Interests) pursuant to Section 4.3(I)(F) hereof, shall automatically take place.

     13.2 EXERCISE OF OPTION TO PURCHASE. In the event an Initiating Member desires to exercise its Option to Purchase, the Initiating Member may exercise its Option to Purchase the Responding Member's Membership Interest in the Company by delivering written notice to the Responding Member of its election to exercise its Option to Purchase ("Purchase Notice"). The Purchase Notice shall set forth the terms and conditions upon which the Initiating Member elects to purchase and acquire the Membership Interest held by the Responding Member (collectively "Purchase Terms"), which Purchase Terms shall include, without limitation, the Initiating Member's determination of the value of the Center ("Center Value") and the corresponding purchase price (including the calculation thereof) the Initiating Member would be willing to pay to the Responding Member for the Responding Member's Membership Interest ("Initiating Member Purchase Price"). The Initiating Member Purchase Price shall be determined in accordance with the provisions of this Section 13.2. In this regard, the Initiating Member Purchase Price shall be determined based upon the Center Value, and shall be an amount equal to the sum that would be distributed to the Responding Member if the Center were sold for an amount equal to the Center Value, if the Company was liquidated and the proceeds of its liquidation were distributed to the Members pursuant to Section 15.5 hereof.

     Within thirty (30) calendar days following the date of the Initiating Member's Purchase Notice, the Responding Member shall deliver written notice to the Initiating Member, setting forth either: (a) the Responding Member's approval and agreement to sell its Membership Interest upon the Purchase Terms; or (b) the Responding Member's disapproval and rejection of the Purchase Terms. In the event the Responding Member approves the Purchase Terms, the Responding Member shall sell its Membership Interest to the Initiating Member in accordance with the terms and conditions of Section 13.3 hereof. In the event the Responding Member disapproves and rejects the Purchase Terms, the Responding Member shall be required to purchase the Initiating Member's Membership Interest in the Company in accordance with the provisions of Section 13.4 hereof. In the event the Responding Member fails to timely approve or disapprove the Purchase Terms, the Responding Member shall be deemed to have approved the Purchase Terms.

     13.3 PURCHASE BY INITIATING MEMBER. In the event the Responding Member elects, or is deemed to have elected, to sell its Membership Interest in the Company to the Initiating Member pursuant to Section 13.2 hereof, the following shall occur on the closing: (a) the Initiating Member shall cause the Initiating Member Purchase Price for the Responding Member's Membership Interest to be paid to the Responding Member in the form of cash, cashier's check, certified funds or by wire transfer; (b) and the Responding Member shall assign, transfer, and convey all right, title and interest of the Responding Member in, to and under its Membership Interest in the Company to the Initiating Member, free and clear of any and all liens, liabilities, and encumbrances. The closing of the purchase of the Responding Member's Membership Interest by the Initiating Member pursuant to this Section 13.3 shall take place not later than thirty (30) calendar days following the date of the Responding Member's notice of acceptance (or deemed acceptance) of the Purchase Terms. The closing of the purchase of the Membership Interest of the Responding Member shall be handled through an escrow with a title insurance company mutually
approved by the Initiating Member and the Responding Member.   All closing
costs incurred in connection with any such transaction shall be allocated equally between the Initiating Member and the Responding Member. Neither the Initiating Member nor the Responding Member shall be responsible for the payment of any brokerage fees or similar commissions as a result of the Initiating Member's purchase of the Responding Member's Membership Interest in accordance with the provisions of this Section 13.3. The Initiating Member and the Responding Member hereby agree to and shall execute, deliver and acknowledge, where applicable, all documents, agreements and instruments necessary to accomplish the sale of the Responding Member's Membership Interest to the Initiating Member pursuant to this Section 13.3.

     In the event Legacy is the Initiating Member, effective upon the closing of the purchase of the Responding Member's Membership Interest in the Company by Legacy, either Legacy or Newpar may elect to terminate the Development Supervision Agreement, the Management Agreement and the Listing Agreement by providing at least thirty (30) calendar days written notice of such termination to the other party. Immediately upon the delivery or receipt, as applicable, of such notice by Newpar, Newpar shall cause SMI and S&A, as applicable, to terminate the Development Supervision Agreement, the Management Agreement and the Listing Agreement. Thereafter, neither the Company, Newpar, any Affiliate of Newpar nor Legacy shall have any further rights, privileges, liabilities or obligations under the Development Supervision Agreement, the Management Agreement and the Listing Agreement, except with respect to those provisions which survive the termination of such agreements.

     Notwithstanding, the foregoing, in the event the Responding Member elects, or is deemed to have elected, to sell its Membership Interest in the Company to the Initiating Member and the Initiating Member thereafter defaults in its obligation to purchase and acquire the Responding Member's Membership Interest in the Company in accordance with the terms and conditions of this Section 13.3, the Option to Purchase of the Initiating Member shall be deemed waived and of no further force or effect, and the provisions of Section 13.5 shall control.

     13.4 PURCHASE BY RESPONDING MEMBER. In the event the Responding Member delivers its notice of disapproval and rejection of the Purchase Terms, the Responding Member shall be obligated to purchase and acquire the Initiating Member's Membership Interest in the Company pursuant to the Purchase Terms, except that the purchase price for the Initiating Member's Membership Interest in the Company shall be determined based upon the Center Value, and shall be an amount equal to the sum that would be distributed to the Initiating Member if the Center were sold for an amount equal to the Center Value, if the Company was liquidated and the proceeds of its liquidation were distributed to the Members pursuant to Section 15.5 hereof. ("Responding Member Purchase Price").

     In the event the Responding Member is required to purchase the Initiating Member's Membership Interest in the Company pursuant to this
Section 13.4, the following shall occur on the closing: (a) the Responding Member shall cause the Responding Member Purchase Price for the Initiating Member's Membership Interest in the Company to be paid to the Initiating Member in the form of cash, cashier's check, certified funds or by wire transfer; and (b) the Initiating Member shall assign, transfer, and convey all right, title and interest of the Initiating Member in, to and under its Membership Interest in the Company to the Responding Member, free and clear of any and all liens, liabilities, and encumbrances. The closing of the purchase of the Initiating Member's Membership Interest by the Responding Member pursuant to this Section 13.4 shall take place not later than thirty
(30) calendar days following the date of the Responding Member's notice of rejection and disapproval of the Purchase Terms. The closing of the purchase of the Initiating Member's Membership Interest in the Company shall be handled through an escrow with a title insurance company mutually approved by the Initiating Member and the Responding Member. All closing costs incurred in connection with any such transaction shall be allocated equally between the Initiating Member and the Responding Member. Neither the Initiating Member nor the Responding Member shall be responsible for the payment of any brokerage fees or similar commissions as a result of the purchase of the Initiating Member's Membership Interest in the Company by the Responding Member in accordance with the provisions of this Section 13.4. The Initiating Member and the Responding Member hereby agree to and shall execute, deliver and acknowledge, where applicable, all documents, agreements and instruments necessary to accomplish the purchase of the Initiating Member's Membership Interest in the Company by the Responding Member pursuant to this Section 13.4.

     In the event Legacy is the Responding Member, effective upon the closing of the purchase of the Initiating Member's Membership Interest in the Company by Legacy, either Legacy or Newpar may elect to terminate the Development Supervision Agreement, the Management Agreement and/or the Listing Agreement by providing at least thirty (30) calendar days written notice of such termination to the other party. Immediately upon the delivery or receipt, as applicable, of such notice by Newpar, Newpar shall cause SMI and S&A, as applicable, to terminate the Development Supervision Agreement, the Management Agreement and the Listing Agreement. Thereafter, neither the Company, Newpar, any Affiliate of Newpar nor Legacy shall have any further rights, privileges, liabilities or obligations under the Development Supervision Agreement, the Management Agreement and the Listing Agreement, except with respect to those provisions which survive the termination of such agreements.

     Notwithstanding the foregoing, in the event the Responding Member is required to purchase the Initiating Member's Membership Interest in the Company pursuant to this Section 13.4 and the Responding Member defaults in its obligations to purchase and acquire the Initiating Member's Membership Interest in the Company in accordance with the terms and conditions of this
Section 13.4, the Option to Purchase of the Responding Member shall be deemed waived and of no further force or effect, and the provisions of Section 13.5 shall govern.

     13.5 FAILURE TO PURCHASE. In the event the Initiating Member fails to purchase and acquire the Responding Member's Membership Interest in the Company pursuant to Section 13.3 hereof, or in the event the Responding Member fails to purchase and acquire the Initiating Member's Membership Interest in the Company pursuant to Section 13.4 hereof ("Failure to Purchase"), such Member ("Defaulting Member") shall be in default under this Agreement and shall not at any time in the future be entitled to exercise its rights as an Initiating Member under the Option to Purchase pursuant to
Section 13.3 hereof. Additionally, in the event of the occurrence of a Failure to Purchase, in addition to the other rights and remedies that may be available to the other Member ("Non-Defaulting Member") pursuant to this Agreement and/or under applicable law, the Non-Defaulting Member shall: (a) at any time be entitled to exercise its rights as an Initiating Member under the Option to Purchase in accordance with the terms and conditions of Section
13.3 hereof; and (b) within ten (10) calendar days after the occurrence of such default, be entitled to receive as liquidated damages the amount of Five Hundred Thousand Dollars ($500,000.00) from the Defaulting Member ("Liquidated Damages") for the Defaulting Member's Failure to Purchase. In connection with the foregoing, the Defaulting Member shall pay such Liquidated Damages to the Non-Defaulting Member in the form of cash, cashier's check, certified funds or by wire transfer not later than the expiration of such ten (10) calendar day period. In the event the Defaulting Member fails to timely deliver the amount of the Liquidated Damages to the Non-Defaulting Member as required pursuant to this Section 13.5, the Non-Defaulting Member shall deliver written notice of such failure to the Managers. Thereafter, the Managers shall pay to the Non-Defaulting Member any and all Distributions of Net Cash that would otherwise be payable to the Defaulting Member pursuant to Section 7.2 hereof, until such time as the Non-Defaulting Member has received aggregate Distributions of Net Cash pursuant to Section 7.2 that would otherwise be payable to the Defaulting Member equal to the amount of the Liquidated Damages payable to the Non-Defaulting Member pursuant to the terms and conditions of this Section 13.5.

     IN CONNECTION WITH THE FOREGOING, THE MEMBERS HEREBY AGREE THAT IN THE EVENT THE OCCURRENCE OF A FAILURE TO PURCHASE BY THE DEFAULTING MEMBER, THE NON-DEFAULTING MEMBER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL ITS MEMBERSHIP INTEREST IN THE COMPANY TO THE DEFAULTING MEMBER, AND THE NON-DEFAULTING MEMBER MAY PURSUE ANY REMEDY UNDER THIS AGREEMENT AND/OR IN LAW OR EQUITY THAT MAY BE AVAILABLE TO THE NON-DEFAULTING MEMBER ON ACCOUNT OF SUCH DEFAULT; PROVIDED, HOWEVER, THE DEFAULTING MEMBER AND THE NON-DEFAULTING MEMBER AGREE THAT IT WILL BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF THE NON-DEFAULTING MEMBER AS A RESULT OF SUCH A BREACH BY THE DEFAULTING MEMBER. ACCORDINGLY, THE NON-DEFAULTING MEMBER SHALL BE ENTITLED TO RECEIVE FROM THE DEFAULTING MEMBER THE SUM OF FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) AS LIQUIDATED DAMAGES IN THE EVENT OF A FAILURE TO PURCHASE. THE PAYMENT OF SUCH LIQUIDATED DAMAGES SHALL BE ACCOMPLISHED IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 13.5.


          -----------------                          -----------------
          NEWPAR'S INITIALS                          LEGACY'S INITIALS

                                   ARTICLE 14
                             LEGACY PURCHASE OPTION

     14.1 LEGACY PURCHASE OPTION. As a material part of the consideration for Legacy entering into this Agreement, Newpar hereby grants to Legacy the right and option to purchase Newpar's Membership Interest in the Company upon the terms and conditions set forth in this Article 14 ("Legacy Purchase Option").

     14.2 CONDITION PRECEDENT TO EXERCISE OF LEGACY PURCHASE OPTION. The following are conditions precedent to the exercise of the Legacy Purchase
Option:

            (a)       The occurrence of Leasehold Stabilization.

            (b) Legacy shall not be in default in the performance of any of its material obligations under this Agreement.

     14.3   EXERCISE OF LEGACY PURCHASE OPTION.  At any time during the two
(2) year period following the occurrence of the event described in Section 14.2(a) above, Legacy may exercise the Legacy Purchase Option by delivering written notice to Newpar of its election to exercise pursuant to this
Section 14.3. In the event Legacy fails to timely exercise the Legacy Purchase Option, the Legacy Purchase Option shall terminate and be of no further force or effect.

     14.4 OPTION PRICE; TERMS OF PAYMENT. In the event Legacy timely elects to exercise the Legacy Purchase Option pursuant to Section 14.3 hereof, the purchase price for the Membership Interest in the Company held by Newpar shall be the amount that would be distributed to Newpar if the Center were sold for the Capitalized Earnings Price, the Company was liquidated and the proceeds of liquidation were distributed to the Members pursuant to
Section 15.5 of this Agreement ("Option Price").

     The Option Price for Newpar's Membership Interest shall be paid by Legacy to Newpar in the form of cash, cashier's check, certified funds or by wire transfer. The closing of the purchase of Newpar's Membership Interest shall be handled through an escrow with a title insurance company mutually approved by Legacy and Newpar. Newpar's Membership Interest in the Company shall be conveyed to Legacy free and clear of any and all liens, liabilities and encumbrances. All closing costs incurred in connection with any such transaction shall be borne by Legacy. Neither Legacy nor Newpar shall be responsible for the payment of any brokerage fees or similar commissions as a result of Legacy's purchase of the Newpar Membership Interest in accordance with the provisions of this Article 14.

     The closing for the purchase of Newpar's Membership Interest by Legacy pursuant to this Article 14 shall take place not later than sixty (60) calendar days after the date of Legacy's written notice of election to purchase and acquire Newpar's Membership Interest pursuant to this Section
14.4. Legacy and Newpar hereby agree to and shall execute, deliver and acknowledge, where applicable, all documents, agreements and instruments necessary to accomplish the sale of Newpar's Membership Interest to Legacy pursuant to this Article 14. Effective upon the closing of the purchase of Newpar's Membership Interest in the Company by Legacy pursuant to this
Section 14.4, either Legacy or Newpar may elect to terminate the Development Supervision Agreement, the Management Agreement and/or the Listing Agreement by providing at least thirty (30) calendar days written notice of such termination to the other party. Immediately upon the delivery or receipt, as applicable, of such notice by Newpar, Newpar shall cause SMI and S&A, as applicable, to terminate the Development Supervision Agreement, the Management Agreement and the Listing Agreement. Thereafter, neither the Company, Newpar, any Affiliate of Newpar nor Legacy shall have any further rights, privileges, liabilities or obligations under the Development Supervision Agreement, the Management Agreement and the Listing Agreement, except with respect to those provisions which survive the termination of such agreements.

     14.5 ASSIGNMENT OF LEGACY PURCHASE OPTION. Legacy shall have the right, in its sole and absolute discretion, to assign the Legacy Purchase Option to any Legacy Affiliate, without the necessity of securing the prior consent or approval of the Company or Newpar. In the event Legacy elects to assign the Legacy Purchase Option, Legacy shall deliver to Newpar and to the Company a fully executed copy of the document or instrument assigning the Legacy Purchase Option from Legacy to any Legacy Affiliate.

     14.6 NEWPAR DISAPPROVAL; EXERCISE OF OPTION TO PURCHASE. Following the determination of the Option Price pursuant to Section 14.4 hereof, Legacy shall deliver written notice to Newpar setting forth the calculation and amount of the Option Price. In the event Newpar disapproves of such Option Price, in lieu of selling and transferring Newpar's Membership Interest to Legacy pursuant to this Article 14, Newpar may elect to exercise its Option to Purchase pursuant to Article 13 hereof. In the event Newpar desires to exercise its Option to Purchase, Newpar must deliver written notice to Legacy of its exercise of its Option to Purchase on or before the expiration of thirty (30) calendar days following the date of receipt by Newpar of written notice from Legacy of the determination of the Option Price pursuant to this
Article 14. In order for Newpar's election to be effective, such written notice must include the Purchase Notice required pursuant to Section 13.2 of this Agreement.

     In the event: (a) Newpar fails to timely exercise its Option to Purchase within such thirty (30) calendar day period in the manner required pursuant to this Section 14.6; or (b) Newpar timely exercises its Option to Purchase in the manner contemplated pursuant to this Section 14.6, and thereafter defaults in its obligation to: (i) purchase and acquire the Responding Member's Membership Interest in accordance with the provisions of Section
13.3 hereof; or (ii) sell and assign its Membership Interest to the Responding Member in accordance with the provisions of Section 13.4 hereof, as applicable, in addition to the remedies set forth in Section 13.5 hereof, the Option to Purchase granted to Newpar pursuant to Article 13 hereof shall be deemed waived and of no further force and effect, and Legacy may elect to thereafter purchase and acquire Newpar's Membership Interest in the Company for the Option Price (which was previously determined and set forth in Legacy's written notice to Newpar), for Newpar's Membership Interest in the Company in accordance with the terms and conditions of this Article 14.

     In consideration for the rights granted Newpar pursuant to this Section 14.6, following the receipt of written notice of Legacy's exercise of its Legacy Purchase Option pursuant to Section 14.3 hereof, Newpar hereby agrees not to exercise its Option to Purchase pursuant to Article 13 until such time as Newpar has received written notice from Legacy of the determination of the Option Price as contemplated in this Section 14.6.

                                   ARTICLE 15
                           DISSOLUTION AND WINDING UP

     15.1 DISSOLUTION. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

            15.1.1 Upon the occurrence of any event of dissolution specified in the Articles;

            15.1.2 Upon the entry of a decree of judicial dissolution pursuant to the Act;

            15.1.3 Upon the approval by the Majority Interest of the Members;

            15.1.4 Upon the sale or other disposition of all or substantially all of the Property and receipt by the Company of all proceeds of such sale or other disposition.

            15.1.5 Upon the occurrence of a Dissolution Event and the failure of the Remaining Members to elect to continue the business and operations of the Company pursuant to Article 11 hereof.

     15.2 CERTIFICATE OF DISSOLUTION. As soon as possible following the occurrence of any of the events specified in Section 15.1, the Managers who have not wrongfully dissolved the Company or, if none, the Members, shall execute a Certificate of Dissolution in such form as shall be prescribed by the Delaware Secretary of State and file the Certificate as required by the Act.

     15.3   WINDING UP.  Upon the occurrence of any event specified in
Section 15.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managers (or the Members, if the Managers are in default) shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 15.5. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Managers (or Members) winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

     15.4 DISTRIBUTIONS IN KIND. Any non-cash Property distributed to one or more Members shall first be valued at its fair market value to determine the Profit or Loss that would have resulted if such Property were sold for such value, such Profit or Loss shall then be allocated pursuant to Article 6 and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Managers and by the approval of the Majority Interest of the Members.

     15.5   ORDER OF PAYMENT OF LIABILITIES UPON DISSOLUTION.

            15.5.1 After determining that all known debts and liabilities of the Company in the process of winding up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining Property shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account Profit and Loss allocations for the Company's taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company's taxable year in which the Company is liquidated, or if later, within ninety (90) calendar days after the date of such liquidation.

            15.5.2 The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either of the following means:

                     (i) Payment thereof has been assumed or guaranteed in good faith by one or more financially responsible Persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members or Managers to be adequate at the time of any distribution of the assets pursuant to this Section.

                     (ii) The amount of the debt or liability has been deposited as provided in the Act.

            15.5.3 In the event the Company is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), Distributions shall be made pursuant to this Section 15 to those Members who have positive Capital Account balances in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his/her/its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

     This Section 15.5 shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

     15.6 COMPLIANCE WITH REGULATIONS. All payments to the Members upon the winding up and dissolution of the Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1(b)(2)(ii)(d).

     15.7 LIMITATIONS ON PAYMENTS MADE IN DISSOLUTION. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of the Company for the return of his/her/its positive Capital Account balance and shall have no recourse for his/her/its Capital Contributions and/or share of Profits (upon dissolution or otherwise) against the Managers or any other Member except as provided in Article 7.

     15.8 CERTIFICATE OF CANCELLATION. The Manager or Members who filed the Certificate of Dissolution shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation of the Articles upon the completion of the winding up of the affairs of the Company.

     15.9 NO ACTION FOR DISSOLUTION. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 15.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Membership Interests. Accordingly, except where the Managers have failed to liquidate the Company as required by this Article 15, each Member hereby waives and renounces his/her/its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that: (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Articles or this Agreement; or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 15.9 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

                                ARTICLE 16
                        INDEMNIFICATION AND INSURANCE

     16.1 INDEMNIFICATION OF AGENTS. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he, she or it is or was a Member, Manager, employee or other agent of the Company or that, being or having been such a Member, Manager, employee or agent, he, she or it is or was serving at the request of the Company as a Manager, director, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such Persons being referred to herein as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such grater extent as applicable law may hereafter from time to time permit, except in those instances involving fraud, intentional misconduct or gross negligence of the Person seeking indemnification. The Managers shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Managers deem appropriate in its business judgment.

     16.2 INSURANCE. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 16.1 or under applicable law.

                                   ARTICLE 17
                                  MISCELLANEOUS

     17.1 COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

     17.2 CAPACITY TO SIGN. All Members covenant that they possess all necessary capacity and authority to sign and enter this Agreement. All individuals signing this Agreement for a Member who is a corporation, a partnership, or other legal entity, or signing under a power of attorney or as a trustee, guardian, conservator, or in any other legal capacity, covenant that they have the necessary capacity and authority to act for, sign, and bind the respective entity or principal on whose behalf they are signing.

     17.3 ENTIRE AGREEMENT. This Agreement, which includes the Exhibits, contains all representations and the entire understanding and agreement among the parties. Correspondence, memorandums, and oral or written agreements that originated before the date of the Agreement are replaced in total by the Agreement unless otherwise expressly stated in the Agreement.

     17.4 BINDING EFFECT. Subject to the restrictions on transferability contained in this Agreement, the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective Members.

     17.5 SEVERANCE. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction or by arbitration to be void, illegal or unenforceable, such sentence or Section shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in full force and effect.

     17.6 NOTICES. Any tender, delivery, notice, demand or other communication required or permitted under this Agreement shall be in writing, and shall be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, overnight mailed, or delivered or sent by facsimile and shall be deemed delivered, given and received upon the earlier of: (a) if personally served, the date of delivery to the person to receive such notice; (b) if given by telecopier or facsimile when sent, provided confirmation of the receipt of the transmission is received and a hard copy of the notice is sent by United States Mail, postage prepaid, as of the date of the transmission of the telecopier or the facsimile; (c) if mailed, upon actual receipt; or (d) if sent by Federal Express or other comparable overnight delivery service, within one (1) business day after mailing, to the addresses shown on Schedule "1" attached hereto and incorporated herein by reference. Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

     17.7 HEADINGS. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

     17.8 GOVERNING LAW. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware.

     17.9 ADDITIONAL DOCUMENTS. Each Member, upon the request of a Manager, agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary or expedient to carry out the provisions of this Agreement.

     17.10 ARBITRATION. In the event of any dispute between the Members or Managers concerning this Agreement, the interpretation hereof, and/or the subject matter hereof, the parties shall submit the controversy in question to arbitration in Newport, Kentucky, judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as specifically provided herein, the arbitration shall proceed in accordance with the laws of the State of Delaware. The party requesting arbitration shall give a written demand for arbitration to the other party by registered or certified mail. The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. No later than twenty (20) calendar days after the demand for arbitration is served, the parties shall jointly select and appoint a retired judge of the Campbell County Superior Court to act as the arbitrator. In the event the parties do not agree on the selection of an arbitrator, the party seeking arbitration shall apply to the Campbell County Superior Court for the appointment of a retired judge of that court to serve as arbitrator. No later than ten (10) calendar days after the arbitrator is appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than one hundred twenty (120) calendar days after the arbitrator is appointed and shall continue from day to day until completed. All discovery shall be completed no later than the commencement of the arbitration hearing or one hundred twenty (120) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrator extends or shortens that period. The arbitrator shall issue his or her award in writing no later than twenty (20) calendar days after the conclusion of the hearing. The arbitration award shall be final and binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The arbitrator is empowered to hear all disputes between the parties concerning the subject matter hereof, and the arbitrator may award monetary damages, specific performance, injunctive relief, rescission, restitution, costs and attorneys' fees. The results of such arbitration shall be conclusive and binding.

     17.11 ATTORNEYS' FEES. In any dispute between the Members, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys' fees.

     17.12 LEGAL REPRESENTATION. This Agreement was prepared by Miller, Boyko and Bell, counsel to the Company. Miller, Boyko and Bell is also counsel to Legacy and certain of its Affiliates. Any Manager may execute on behalf of the Company and the Members any consent to the representation of the Company that Miller, Boyko and Bell may request pursuant to the Delaware Rules of Professional Conduct or similar rules in any other jurisdiction ("Rules"). Newpar hereby acknowledges that Miller, Boyko and Bell does not represent it in connection with this Agreement and further acknowledges that it has consulted with its own independent legal counsel concerning their rights, duties and obligations under this Agreement. Newpar further acknowledges that it has not relied upon Miller, Boyko and Bell to represent it in connection with this Agreement and that Miller, Boyko and Bell shall owe no duties directly to Newpar. In the event any dispute or controversy arises between Newpar and the Company, Miller, Boyko and Bell may represent either the Company or Legacy (or its Affiliates), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

     17.13 NO WAIVER. The failure of a Member to insist on the strict performance of any covenant or duty required by this Agreement or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

     17.14 REMEDIES CUMULATIVE. The remedies of the Members under this Agreement are cumulative and shall not exclude any other remedies to which the Member may be lawfully entitled.

     17.15 EXHIBITS. This Agreement includes Exhibits "A" through "H," inclusive, which are attached hereto and incorporated herein by reference.
To the extent any of such Exhibits are not attached hereto as of the date hereof, such Exhibits shall be subsequently prepared by the Member designated thereon and the form and content thereof shall be subject to the approval by the Majority Interest of the Members. Following the approval of any such Exhibit by the Majority Interest of the Members pursuant hereto, the Managers are hereby authorized to attach such Exhibit to this Agreement and such Exhibit shall thereafter become a part of this Agreement as if the same were attached hereto as of the date of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the day and year first set forth above.

                                NEWPAR:

                                    NEWPAR, LTD., a Florida limited partnership


                                    By
                                       ----------------------------------------
                                    Title
                                          -------------------------------------


                                LEGACY:

                                    EXCEL LEGACY CORPORATION,
                                    a Delaware corporation


                                    By
                                       ----------------------------------------

                                    Title
                                          -------------------------------------

                                 EXHIBIT "A-1"

                          LEGAL DESCRIPTION OF TRACT 1


                     [To be inserted by Legacy and Newpar]

                                 EXHIBIT "A-2"

                              DEPICTION OF TRACT 1


                                 [See attached]

                                 EXHIBIT "A-3"

                          LEGAL DESCRIPTION ON TRACT 2


                     [To be inserted by Legacy and Newpar]

                                 EXHIBIT "A-4"

                              DEPICTION OF TRACT 2

                                  [See attached]

                                 EXHIBIT "A-5"

                          LEGAL DESCRIPTION OF TRACT 3


                     [To be inserted by Legacy and Newpar]

                                 EXHIBIT "A-6"

                              DEPICTION OF TRACT 3


                                 [See attached]

                                 EXHIBIT "A-7"

                          LEGAL DESCRIPTION OF TRACT 4


                     [To be inserted by Legacy and Newpar]

                                 EXHIBIT "A-8"

                              DEPICTION OF TRACT 4


                                 [See attached]

                                  EXHIBIT "B"

                       ASSIGNMENT OF DEVELOPMENT PROPERTY


     THIS ASSIGNMENT OF DEVELOPMENT PROPERTY ("Assignment"), is executed as of the ____ day of ____________, 1998, by and between _______________________
("Assignor"), and NEWPORT ON THE LEVEE, LLC, a Delaware limited liability company ("Assignee"), and is based upon the following facts:

                                    RECITALS

     A. Assignor is a Member of Assignee. Assignee was formed pursuant to that certain First Amended and Restated Operating Agreement of Newport on the Levee, LLC, a Delaware limited liability company, dated as of July 29, 1998 ("Operating Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Operating Agreement.

     B. Pursuant to Section 3.1(__) of the Operating Agreement, Assignor is required to execute and deliver to Assignee this Assignment concurrently with the execution of the Operating Agreement by Assignor.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. Assignor hereby unconditionally assigns, transfers and delivers to Assignee all of Assignor's right, title and interest in and to all items constituting the Development Property, free and clear of any and all liens, liabilities and encumbrances, and Assignee hereby accepts such assignment.

     2. Concurrently with the execution of this Assignment by Assignor, Assignor hereby agrees to and shall deliver to Assignee originals and copies of all documents, agreements, instruments, maps, surveys, reports, studies and other items constituting the Development Property, together with all amendments, substitutions and replacements thereof.

     3. Assignor, upon the request of the Company, agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary or expedient to carry out the provisions of this Assignment.

     4. Notwithstanding the place where this Assignment may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware.

     5. In any dispute between Assignor and Assignee, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys' fees.

     6. The terms and provisions of this Assignment shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Assignor and Assignee.

                                    ASSIGNOR:


                                    ----------------------------------------


                                    ASSIGNEE:


                                    -----------------------------------------

                                  EXHIBIT "C"

                          DEVELOPMENT PLAN AND BUDGET


                                 [See attached]

                                  EXHIBIT "D"

                           OPERATING PLAN AND BUDGET


                                 [See attached]

                                  EXHIBIT "E"

                              MANAGEMENT AGREEMENT


                                 [See attached]

                                  EXHIBIT "F"

                       DEVELOPMENT SUPERVISION AGREEMENT


                                 [See attached]

                                  EXHIBIT "G"

                               LISTING AGREEMENT


                                 [See attached]

                                     EXHIBIT "H"

                          CAPITALIZED EARNINGS PRICE FORMULA

     The value of the Center, for purposes of determining the Capitalized Earnings Price under Article 14 of the Agreement, shall be computed according to the following formula. Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement unless specifically defined otherwise herein. The formula set forth in this Exhibit "H" is intended by the parties to produce a fair valuation of the Center. For purposes of calculating the Option Price pursuant to Article 14 of the Agreement, the "Capitalized Earnings Price" shall mean the aggregate of the Initial Valuation Amount (defined below) and the Earnout Valuation Amount (defined below) (if applicable).

I.   INITIAL VALUATION AMOUNT.   The Initial Valuation Amount shall be computed
in accordance with the following formula:

     STEP 1.   Compute the annual gross income for the Center with respect to leases in effect as of the date Legacy exercises the Legacy Purchase Option (the "Exercise Date") by adding (i) the Stabilized Rent; plus (ii) the portion of the current operating year's budgeted annual triple net CAM charges, including maintenance expenses, insurance costs and tax costs, that are subject to reimbursement by the tenants; plus (iii) the current operating year's budgeted administrative and management fees paid and payable by the tenants in accordance with the terms of their respective leases. For purposes hereof, "Stabilized Rent" shall mean (i) the full contracted base rent per year due under executed leases on the Exercise Date of the Legacy Purchase Option (or Qualifying Earnout Leases, as the case may be), calculated with regard to any increase in base rent during the twelve (12) month period following the Exercise Date, but calculated as if all rent abatement periods, rent credits or similar tenant inducements provided under the leases (or the Qualifying Earnout Leases, as the case may be) have expired or been exhausted; plus (ii) the amount of any percentage rent payable by a tenant under its lease for the twelve (12) month reporting period prior to the Exercise Date (the "Percentage Rent Period"); provided, that such tenant shall have also paid percentage rent for the twelve (12) month period immediately preceding the Percentage Rent Period.

     STEP 2.   Subtract from the amount computed in Step 1 above (i) the annual operating expenses of the Center, based on the most recent year's actual operating expenses, including management fees, maintenance expenses, insurance costs and tax costs, all adjusted for any known increases as set forth in the Operating Plan and Budget for the period following the Exercise Date; and (ii) a reserve for roof and structure in an amount equal to twelve cents ($0.12) per rentable square foot of all space in the Center.

     STEP 3.   If, as of the Exercise Date, the actual vacancy of the portion of the Center that is available for lease to Shop Tenants (defined below) (the "Shop Space") is less than five percent (5%) of the gross rentable area of all Shop Space in the Center, then subtract from the remaining amount computed as a result of Step 2 above a vacancy reserve in an amount equal to the difference between the actual vacancy and a five percent (5%) vacancy rate for such portion of the Center multiplied by the portion of the Step 1 annual gross income for the Center which is attributable to the Shop Tenant leases in effect on the Exercise Date. For purposes hereof, "Shop Tenant" (any tenant that is not defined as a Shop Tenant shall mean a Major Tenant) shall mean any tenant occupying space in the Center whose original lease term was for less than ten
(10) years, or whose original lease term was for more than ten (10) years but expires in less than five (5) years, or whose demised premises consists of less than ten thousand (10,000) square feet of rentable space, or who does not operate its tenant business on a national basis.

     STEP 4.   Divide the amount remaining after Step 3 by a capitalized
earnings rate, expressed as a percentage (the "Cap Rate"), as agreed upon by Legacy and Newpar. In the event Legacy and Newpar are not able to agree upon a Cap Rate for the Center within thirty (30) days after the Exercise Date, then Legacy and Newpar shall each appoint an appraiser to appraise the market Cap Rate for the Center, taking into account the provisions of this Exhibit "H" and all facts and circumstances as of the date of such appraisals. Each such appraisal referred to above shall be completed on or before thirty (30) calendar days after the date the matter is required to be submitted to the appraisers pursuant to this Step 4. If the appraised market Cap Rates for the Center, as reflected in each of the two appraisals, are within five percent (5%) of each other, then the average of the two appraisals shall be utilized as the market Cap Rate for the Center for purposes of this Step 4. On the other hand, if the appraised market Cap Rates for the Center set forth in the two (2) appraisals are not within five percent (5%) of each other, then the two appraisers shall select a third appraiser, who shall appraise the market Cap Rate for the Center, taking into account the provisions of this Exhibit "H" and all facts and circumstances as of the date of such appraisal. The designation of the third appraiser shall be subject to the approval of both Legacy and Newpar. Following the completion of the third appraisal, the average of the two (2) appraisals closest in value shall then be utilized for purposes of determining the market Cap Rate for the Center for purposes of this Step 4. Legacy and Newpar shall each pay the cost of any appraiser selected by such party, and Legacy and Newpar shall equally pay the cost of the third appraiser, if required pursuant to the provisions of this Step 4.
Each appraiser shall be an MAI certified appraiser with experience appraising high-end specialty entertainment and retail facilities in the geographic area where the Center is located (or as near thereto as possible).

     STEP 5.   Subtract from the quotient computed in Step 4 above an amount equal to any unexpired free rent or rental concession remaining outstanding as of the Closing Date that relates to periods after the Closing Date. The resulting remainder shall constitute the "Initial Valuation Amount." For purposes of calculating the Capitalized Earnings Price and the resulting Option Price payable to Newpar on or about the Closing Date, the Capitalized Earnings Price shall include only the Initial Valuation amount, subject to the later determination of the Earnout Valuation Amount, if any, pursuant to Part II and
Part III below. For purposes hereof, "Closing Date" shall mean that date upon which the transaction contemplated by the Legacy Purchase Option, pursuant to
Article 14, is fully consummated between the parties.

II.  EARNOUT VALUATION AMOUNT.   In the event that,

     A. (1) the vacancy rate for the Shop Space in the Center as of the Exercise Date was greater than five percent (5%) of the gross rentable area of such space, or (2) any space which is available for lease to a Major Tenant was vacant on the Exercise Date; and

     B. during the time period commencing on the Exercise Date and terminating on the twelve (12) month anniversary thereof (the "Earnout Period"), the Company enters into one or more lease agreements (individually, an "Earnout Lease," and, collectively, the "Earnout Leases") with one or more tenants who are NOT tenants of the Center as of the Exercise Date (individually, an "Earnout Tenant," and, collectively, the "Earnout Tenants"),with respect to rentable space in the Center which is vacant as of the Exercise Date (the "Earnout Space"); provided, that the applicable Earnout Tenant has accepted the Earnout Space and has commenced paying rent to Legacy prior to the expiration of the Earnout Period (individually, a "Qualifying Earnout Lease," and, collectively, the "Qualifying Earnout Leases")

then, with respect to all of the Qualifying Earnout Leases, an amount of additional value of the Center as of the expiration of the Earnout Period (the "Earnout Valuation Amount") shall be computed based on the following formula:

     STEP 1.   Compute the annual gross income related to the Earnout Leases in effect as of the expiration of the Earnout Period by adding: (i) the Stabilized Rent related to the Qualifying Earnout Leases; plus (ii) the portion of the current year's budgeted annual triple net CAM charges, including maintenance expenses, insurance costs, and tax costs that are subject to reimbursement by the Earnout Tenants under Qualifying Earnout Leases; plus (iii) the current operating year's budgeted administrative and management fees paid and payable by the Earnout Tenants in accordance with the terms of their respective Qualifying Earnout Leases.

     STEP 2.   Subtract from the amount computed in Step 1 above the incremental increase in annual operating expenses of the Center related to the Earnout Leases, based on the most recent year's actual operating expenses, including management fees, maintenance expenses, insurance costs and tax costs, adjusted for any known increases.

     STEP 3.   If no vacancy factor was used in the computation for Step 3 of
Part I above, and the actual vacancy of all Shop Space in the Center (after taking the Qualifying Earnout Leases into consideration) is less than five percent (5%) of the rentable area of such space, then subtract from the remaining amount computed as a result of Step 2 above a vacancy reserve in an amount equal to the difference between the actual vacancy and a five percent (5%) vacancy rate for such portion of the Center multiplied by the portion of the Step 1 (Parts I and II) annual gross income attributable to the Shop Tenant leases in effect as of the expiration of the Earnout Period.

     STEP 4.   Divide the amount remaining after Step 3 above by the Cap Rate as determined pursuant to Step 3 of Part I above.

     STEP 5.   Subtract from the quotient as a result of Step 4 above the following: (i) an amount equal to any unexpired free rent or rent concessions remaining outstanding as of the expiration of the Earnout Period that relates to periods after the expiration of the Earnout Period; and (ii) the amount of all leasing commissions, tenant improvement costs and allowances and other similar landlord concessions and expenses payable under the Earnout Leases. The resulting remainder shall constitute the "Earnout Valuation Amount."

III. Following the determination of the Earnout Valuation Amount pursuant to
     Part II, for purposes of determining the Option Price payable to Newpar under Article 14 of the Agreement, the following steps shall be taken:

     STEP 1.   Compute the Capitalized Earnings Price by adding The Initial
Valuation Amount and the Earnout Valuation Amount.

     STEP 2.   The hypothetical liquidation of the Company and distribution which took place as of the Closing Date pursuant to Section 14.4 of the Agreement (in which the Capitalized Earnings Price used to calculate the Option Price was based on the Initial Valuation Amount only), shall be recalculated as of the Closing Date utilizing the Capitalized Earnings Price computed in Step 1 above.

     STEP 3.   Subtract from the recalculated Option Price determined in Step 2 above, the Option Price amount previously paid to Newpar on or about the Closing Date pursuant to Part I. The resulting amount shall be paid to Newpar within forty-five (45) calendar days following the expiration of the Earnout Period and shall be paid in the form of cash, cashier's check, certified funds or by wire transfer.

                                     SCHEDULE "1"

                           NAMES, CAPITAL CONTRIBUTIONS AND
                           PERCENTAGE INTERESTS OF MEMBERS

Members              Original Capital Contribution               Percentage Interests
-------              -----------------------------               --------------------
Newpar               $116,068.00  --  pursuant to                     35%
                     Section 3.1(a) of the Agreement.*


Legacy               $379,817.00  --  plus the aggregate              65%
                     amount of the Tract 1 Acquisition/Lease
                     Costs and the Tract 2 Acquisition/Lease
                     Costs, if applicable, pursuant to
                     Section 3.1(b) of the Agreement.



* Subject to Newpar's right to increase the amount of its Original Capital Contribution pursuant to Section 3.2 hereof.